Exhibit 1

Oi S.A.

Condensed Consolidated Interim

Financial Information

March 31, 2015

Report on the review on condensed consolidated interim financial information

To

The Board of Directors and Shareholders of

Oi S.A.

Rio de Janeiro—RJ

Introduction

We have reviewed the condensed consolidated interim financial information of Oi S.A. (“Company”) for the quarter ended March 31, 2015, comprising the balance sheet as of March 31, 2015 and the related statements of operations and comprehensive income and of changes in shareholders’ equity and statements of cash flows for the three-month period then ended, including the explanatory notes.

Management is responsible for the preparation of the interim financial information in accordance with the Accounting Pronouncement CPC 21(R1)—Interim Financial Reporting. Our responsibility is to express our conclusion on this interim financial information based on our review.

Scope of the review

We conducted our review in accordance with Brazilian and International Interim Information Review Standards (NBC TR 2410 – Revisão de Informações Intermediárias Executada pelo Auditor da Entidade and ISRE 2410 – Review of Interim Financial Information Performed by the Independent Auditor of the Entity, respectively). A review of interim financial information consists of making inquiries primarily of the management responsible for financial and accounting matters and applying analytical procedures and other review procedures. The scope of a review is significantly less than an audit conducted in accordance with Brazilian and International auditing standards and consequently does not enable us to obtain assurance that we would become aware of all significant matters that would have been identified in an audit. Therefore, we do not express an audit opinion.

Conclusion on the interim financial information

Based on our review, nothing has come to our attention that cause us to believe that the condensed consolidated interim financial information aforementioned has not been prepared, in all material respects, in accordance with CPC 21(R1) applicable to the preparation of interim financial information.

Emphasis

Investment in Unitel S.A.

The investment in Unitel S.A. in the amount of R$4,571 million as of March 31, 2015 (R$4,157 million as of December 31, 2014), which includes the dividends receivable from that entity in the amount of R$1,140 million (R$944 million as of December 31, 2014), was determined by Management according to a business valuation performed to reflect the best estimate of its fair value. We call the attention to the uncertainties disclosed in notes 1 and 26 to the condensed consolidated interim financial information, since the realizable value of that investment depends on the occurrence of the assumptions made in the mentioned valuation and to the disposal conditions of the interest in Unitel S.A. Our conclusion is not qualified due to this matter.

Other matters

Statements of added value

We have also reviewed the consolidated statement of added value for the three-month period ended March 31, 2015, prepared under the responsibility of the Company’s management, for which presentation is required in the interim information in accordance with the standards issued by the Brazilian Securities and Exchange Commission – CVM applicable to the preparation of quarterly information – ITR, and considered as supplementary information by IFRS, which does not require the presentation of the statements of added value. This statement was submitted to the same review procedures described previously and, based on our review, nothing has come to our attention that cause us to believe that it has not been prepared, in all material respects, in relation to the condensed consolidated interim financial information, taken as a whole.

Rio de Janeiro, May 6, 2015

/s/ KPMG Auditores Independentes

KPMG Auditores Independentes

CRC SP-014428/O-6 F-RJ

Oi S.A. and Subsidiaries

Consolidated Balance Sheets as at March 31, 2015 and December 31, 2014

(In thousands of Brazilian reais - R$, unless otherwise stated)

	Note	03/31/2015	12/31/2014
Current assets
Cash and cash equivalents	8	1,821,839	2,449,206
Cash investments	8	142,013	171,415
Derivative financial instruments	18	649,553	340,558
Trade receivable, net	9	8,091,631	7,450,040
Inventories, net		458,078	478,499
Current recoverable taxes	10	535,558	1,097,189
Other taxes	11	961,538	1,054,255
Judicial deposits	12	1,162,528	1,133,639
Pension plan assets	23	5,902	1,744
Held-for-sale assets	26	35,531,063	33,926,592
Other assets		1,715,433	1,183,658

Total current assets		51,075,136	49,286,795
Non-current assets
Long-term investments	8	115,637	111,285
Derivative financial instruments	18	4,599,597	2,880,923
Deferred taxes	10	8,228,121	7,625,772
Other taxes	11	723,835	741,911
Judicial deposits	12	12,560,229	12,260,028
Pension plan assets	23	46,157	45,752
Prepaid expenses		98,004	104,398
Other assets		224,922	222,843
Investments	13	145,522	148,411
Property, plant and equipment, net	14	25,556,789	25,670,026
Intangible assets, net	15	3,609,771	3,690,978

Total non-current assets		55,908,584	53,502,327

Total assets		106,983,720	102,789,122

Current liabilities
Payroll, related taxes and benefits		666,685	744,439
Trade payables	16	4,347,318	4,336,566
Loans and financing	17	4,909,588	4,463,728
Derivative financial instruments	18	708,729	523,951
Current income taxes payable	10	194,359	477,282
Taxes other than income tax	11	1,509,315	1,667,599
Dividends and interest on capital		183,932	185,138
Licenses and concessions payable	19	763,282	675,965
Tax financing program	20	94,695	94,041
Provision for pension plan	24	150,153	129,662
Liabilities associated to held-for-sale assets	26	28,276,306	27,178,221
Provisions	21	1,038,403	1,058,521
Other payables		991,806	1,021,719

Total current liabilities		43,834,571	42,556,832
Non-Current liabilities
Loans and financing	17	34,052,414	31,385,667
Derivative financial instruments	18	215,139	142,971
Taxes other than income tax	11	896,645	874,727
Licenses and concessions payable	19	726,109	685,975
Tax financing program	20	896,229	896,189
Provision for pension plan	23	334,263	346,873
Provisions	21	4,096,679	4,073,247
Other payables		2,542,116	2,515,152

Total non-current liabilities		43,759,594	40,920,801
Equity attributable to controlling shareholders	22
Share capital		21,438,374	21,438,220
Share issue costs		(309,592)	(309,592)
Capital reserves		5,910,823	3,977,623
Income reserves			1,933,354

Oi S.A. and Subsidiaries

Consolidated Balance Sheets as at March 31, 2015 and December 31, 2014

(In thousands of Brazilian reais - R$, unless otherwise stated)

Treasury shares	(5,531,092)	(2,367,552)
Obligations in equity instruments		(2,894,619)
Other comprehensive income	799,712	45,126
Change in equity interest’s	3,916	3,916
Accumulated losses	(4,425,501)	(4,024,184)

	17,886,640	17,802,292
Equity attributable to noncontrolling shareholders	1,502,915	1,509,197

Total equity	19,389,555	19,311,489

Total equity and liabilities	106,983,720	102,789,122

Oi S.A. and Subsidiaries

Consolidated Statements of Operations for the periods ended March 31, 2015 and 2014

(In thousands of Brazilian reais - R$, unless otherwise stated)

	Note	03/31/15	03/31/14
Net operating revenue	4 and 5	7,039,935	6,876,503
Cost of sales and services	5	(3,794,762)	(3,761,476)

Gross profit		3,245,173	3,115,027

Operating income (expenses)
Share of profits of subsidiaries	5 and 13	432	(2,611)
Selling expenses	5	(1,147,766)	(1,356,485)
General and administrative expenses	5	(949,395)	(895,587)
Other operating income	5	184,778	1,511,569
Other operating expenses	5	(540,351)	(562,983)

		(2,452,302)	(1,306,097)

Profit before financial income (expenses) and taxes		792,871	1,808,930
Financial income	5 and 6	306,921	279,015
Financial expenses	5 and 6	(1,576,008)	(1,472,858)

Financial income (expenses)	5 and 6	(1,269,087)	(1,193,843)

Income before taxes		(476,216)	615,087
Income tax and social contribution
Current	7	(271,043)	(397,635)
Deferred	7	333,163	10,061

Profit from continuing operations		(414,096)	227,513

Discontinued operations
Loss for the year from discontinued operations, net (net of taxes)	26	(32,445)
Profit (loss) for the year		(446,541)	227,513

Profit (loss) attributable to owners of the Company		(401,317)	227,513
Profit (loss) attributable to non-controlling interests		(45,224)
Basic and diluted earnings per share	22(h)
Common shares – basic and diluted (R$)		(0.48)	1.39
Preferred shares – basic and diluted (R$)		(0.48)	1.39
Basic and diluted earnings (loss) per share - continuing operations:
Common shares – basic and diluted (R$)		(0.44)	1.39
Preferred shares – basic and diluted (R$)		(0.44)	1.39

Oi S.A. and Subsidiaries

Consolidated Comprehensive Income for the periods ended March 31, 2015 and 2014

(In thousands of Brazilian reais - R$, unless otherwise stated)

	03/31/15	03/31/14
Continuing operations
Profit (loss) for the year	(446,541)	227,513
Increase due to corporate reorganization
Hedge accounting gains (losses)	3,010	127,797
Actuarial gains (losses)	11,724
Exchange gains on investment abroad	494,160
Comprehensive income (loss) – continuing operations	62,353	355,310

Discontinued operations
Comprehensive income of discontinued operations	245,692

Total comprehensive income (loss) for the year	308,045	355,310

Comprehensive income attributable to owners of the Company	353,269	355,310
Comprehensive income attributable to non-controlling interests	(45,224)

Statement of comprehensive income (loss) items are carried net of taxes

Oi S.A. and Subsidiaries

Consolidated Statements of Changes in Equity for the periods ended March 31, 2015 and 2014

(In thousands of Brazilian reais - R$, unless otherwise stated)

	Paid-in capital	Share issue costs	Capital reserves	Profit reserves	Obligations in equity instruments	Treasury shares	Accumulated losses	Change in equity interest’s	Other comprehensive income	Equity	Non- controlling interests	Consolidated equity
Balance at December 31, 2014	21,438,220	(309,592)	3,977,623	1,933,354	(2,894,619)	(2,367,552)	(4,024,184)	3,916	45,126	17,802,292	1,509,197	19,311,489
Capital increases	154		1,933,200	(1,933,354)
Obligations in equity instruments					(268,921)					(268,921)		(268,921)
Exchange of treasury shares					3,163,540	(3,163,540)
Profit for the period							(401,317)			(401,317)	(45,224)	(446,541)
Other comprehensive income
Hedge accounting gain									17,192	17,192		17,192
Subsidiaries’ hedge accounting losses									(14,182)	(14,182)		(14,182)
Actuarial gain									11,724	11,724		11,724
Subsidiaries’ actuarial gains									8,202	8,202		8,202
Exchange gains on investment abroad									460,214	460,214	38,942	499,156
Exchange gains on subsidiaries’ investment abroad									130,325	130,325		130,325
Other comprehensive income									141,111	141,111		141,111
Balance at March 31, 2015	21,438,374	(309,592)	5,910,823			(5,531,092)	(4,425,501)	3,916	799,712	17,886,640	1,502,915	19,389,555

	Paid-in capital	Share issue costs	Capital reserves	Profit reserves	Obligations in equity instruments	Treasury shares	Retained earnings	Change in equity interest’s	Other comprehensive income	Equity	Non- controlling interests	Consolidated equity
Balance at December 31, 2013	7,471,209	(56,547)	3,977,623	2,323,992		(2,104,524)		3,916	(91,531)	11,524,138		11,524,138
Profit for the period							227,513			227,513		227,513
Other comprehensive income
Hedge accounting gain									102,182	102,182		102,182
Subsidiaries’ hedge accounting gain									25,615	25,615		25,615
Balance at March 31, 2014	7,471,209	(56,547)	3,977,623	2,323,992		(2,104,524)	227,513	3,916	36,266	11,879,448		11,879,448

Oi S.A. and Subsidiaries

Consolidated Statements of Cash Flows for the periods ended March 31, 2015 and 2014

(In thousands of Brazilian reais - R$, unless otherwise stated)

	03/31/15	03/31/14
Cash flows from operating activities– continuing operations
Income before income tax and social contribution	(476,216)	615,087
Non-cash items
Charges, interest income, and inflation adjustment (i)	3,716,355	183,935
Depreciation and amortization	1,218,388	1,144,450
Losses on receivables	169,276	203,226
Provisions	223,144	169,565
Provision for pension plans	2,271	2,224
Share of profits of subsidiaries	(432)	2,611
Loss on write-off of permanent assets	1,298	619
Concession Agreement Extension Fee—ANATEL	28,596	31,405
Employee and management profit sharing	3,350	78,901
Derivative financial instrument transactions	(2,563,395)	730,011
Inflation adjustment to provisions (ii)	52,576	98,673
Inflation adjustment to tax refinancing program (iii)	23,780	26,009
Expired dividends		(4,150)
Other	257,263	(1,005,738)

	2,656,254	2,276,828

Changes in assets and liabilities
Accounts receivable	(794,650)	(644,033)
Inventories	23,249	(13,315)
Taxes	(345,477)	71,438
Held-for-trading cash investments	(661,484)	(1,427,422)
Redemption of held-for-trading cash investments	687,891	1,499,717
Trade payables	(2,258)	(82,072)
Payroll, related taxes and benefits	(81,104)	(204,013)
Provisions	(190,324)	(161,032)
Provision for pension plans		(131,156)
Other assets and liabilities	(783,930)	(344,168)

	(2,148,087)	(1,436,056)

Financial charges paid	(701,338)	(841,791)
Income tax and social contribution paid—Company	(3,320)	(101,623)
Income tax and social contribution paid—third parties	(65,097)	(73,764)

	(769,755)	(1,017,178)

Cash flows from operating activities—continuing operations	(261,588)	(176,406)

Cash flows from operating activities—discontinued operations	485,342

Net cash generated by operating activities	223,754	(176,406)

Oi S.A. and Subsidiaries

Consolidated Statements of Cash Flows for the periods ended March 31, 2015 and 2014

(In thousands of Brazilian reais - R$, unless otherwise stated)

	03/31/15	03/31/14
Cash flows from investing activities – continuing operations
Purchase of tangibles and intangibles	(970,017)	(1,358,650)
Due from related parties and debentures - disbursements
Proceeds from the sale of investments, tangibles and intangibles	3,698	3,282,850
Judicial deposits	(466,813)	(305,789)
Redemption of judicial deposits	154,288	127,610
Change in cash and cash equivalents	201,591
Increase/(decrease) in permanent investments	(5)	(1,163)

Cash flows from investing activities—continuing operations	(1,077,258)	1,744,858

Cash flows from investing activities—discontinued operations	(194,739)

Net cash used in investing activities	(1,271,997)	1,744,858

Cash flows from financing activities—continuing operations
Borrowings net of costs	531,343	297,982
Repayment of principal of borrowings, financing, and derivatives	(397,853)	(544,818)
Proceeds from derivative financial instruments transactions	839,773	136,774
Licenses and concessions		(203,449)
Tax refinancing program	(22,978)	(46,234)
Payment of dividends and interest on capital	(1,206)	(1,213)

Cash flows from financing activities—continuing operations	949,079	(360,958)

Cash flows from financing activities—discontinued operations	(492,194)

Net cash used in / originated from financing activities	456,885	(360,958)

Foreign exchange differences on cash equivalents	(36,009)	2,803

Cash flows for the year	(627,367)	1,210,297

Cash and cash equivalents
Closing balance	1,821,839	3,635,127
Opening balance	2,449,206	2,424,830

Changes in the year	(627,367)	1,210,297

(i)	Includes: (1) inflation adjustment on provision for pension plans that are adjusted by estimated inflation rate based on actuarial assumptions (see note 24) and (2) inflation adjustment on licenses and concessions payable that are adjusted by Telecommunications Service Index (IST) plus 1% p.m. and General Price Index—Domestic Availability (IGP-DI) plus 1% p.m.;
(ii)	Adjusted for inflation in accordance with the specific indexes defined by the respective courts or legislation in force;
(iii)	Adjusted for inflation by Special System for Settlement and Custody Rate – Selic.

Additional disclosures relating to the statement of cash flows

Non-cash transactions

	03/31/15	03/31/14
Acquisition of Property, Plant and Equipment and Intangible assets (incurring liabilities)	51,646	35,293
Offset of judicial deposits against provisions	82,082	81,242

Oi S.A. and Subsidiaries

Notes to the Consolidated Quarterly Information

for the periods ended March 31, 2015 and 2014

(Amounts in thousands of Brazilian reais, unless otherwise stated)

1	GENERAL INFORMATION

Oi S.A. (“Company” or “Oi”), is a Switched Fixed-line Telephony Services (“STFC”) concessionaire, operating since July 1998 in Region II of the General Concession Plan (“PGO”), which covers the Brazilian states of Acre, Rondônia, Mato Grosso, Mato Grosso do Sul, Tocantins, Goiás, Paraná, Santa Catarina and Rio Grande do Sul, and the Federal District, in the provision of STFC as a local and intraregional long-distance carrier. Since January 2004, the Company also provides domestic and international long-distance services in all Regions and local services outside Region II started to be provided in January 2005. These services are provided under concessions granted by Agência Nacional de Telecomunicações—ANATEL (National Telecommunications Agency), the regulator of the Brazilian telecommunications industry.

The Company is headquartered in Brazil, in the city of Rio de Janeiro, at Rua do Lavradio, 71—2º andar.

The Company also holds: (i) through its wholly-owned subsidiary Telemar Norte Leste S.A. (“TMAR”) a concession to provide fixed telephone services in Region I and nationwide International Long-distance services; and (ii) through its indirect subsidiary Oi Móvel S.A. (“Oi Móvel”) a license to provide mobile telephony services in Region I, II and III.

The local and nationwide STFC long-distance concession agreements entered into by the Company and its subsidiary TMAR with the ANATEL are effective until December 31, 2025. These concession agreements provide for reviews on a five-year basis and in general have a higher degree of intervention in the management of the business than the licenses to provide private services, and also include several consumer protection provisions, as perceived by the regulator.

The Company is registered with the Brazilian Securities and Exchange Commission (“CVM”) and the U.S. Securities and Exchange Commission (“SEC”). Its shares are traded on the São Paulo Mercantile and Stock Exchange (“BM&FBOVESPA”) and its American Depositary Receipts (“ADRs”) are traded on the New York Stock Exchange (“NYSE”).

In May 2014, in accordance with the business combination plan between the Company and Portugal Telecom, SGPS, S.A. (“PT SGPS” or “PT”), the Company’s capital increase was approved through the payment by Portugal Telecom of all the shares of PT Portugal SGPS, S.A. (“PT Portugal”).

On November 18, 2014, the Company approved a 10 for 1 reverse share split of all Company common shares and preferred shares. i.e., consolidating 10 shares into a single common or preferred share, as applicable. The Company’s shares traded on the NYSE as ADSs were also be subject to this reverse share slip, following the same reverse share slip ratio used in Brazil, so that these ADSs continued to be traded at the ratio of one ADS per each share.

Oi S.A. and Subsidiaries

Notes to the Consolidated Quarterly Information

for the periods ended March 31, 2015 and 2014

(Amounts in thousands of Brazilian reais, unless otherwise stated)

PT Portugal and its subsidiaries operate basically in the telecommunications and multimedia industries, in Portugal and in other countries in Africa and in Asia. In Portugal, fixed telephony services are provided by MEO—Serviços de Comunicações e Multimédia (“MEO”), previously called PT Comunicações, S.A., which also provides pay TV services, through the IPTV, FTTH and DTH platforms, Internet services to residential customers and small and medium-sized entities, data transmission and Internet services to large customers, and mobile telephony services using the platforms Global System for Mobile Communications (“GSM”), Universal Mobile Telecommunications System (“UMTS”), and Long Term Evolution (“LTE”).

In Africa, the Group provides fixed and mobile telecommunications services indirectly through Africatel Holding BV (“Africatel”). The Group provides services in Namibia, Mozambique, Cape Verde, and São Tomé, among other countries, especially through its subsidiaries Mobile Telecommunications Limited (“MTC”), LTM—Listas Telefónicas de Moçambique (“LTM”), Cabo Verde Telecom, and CST—Companhia Santomense de Telecomunicações, SARL (“CST”). Additionally, the Group holds a 25% stake in Unitel S.A. (“Unitel”), which provides telecommunications services in Angola.

In Asia, the Group provides fixed and mobile telecommunications services basically through its subsidiary Timor Telecom.

As referred to in Note 26, after the due approval by its Board of Directors, on December 9, 2014 the Company entered into an agreement with Portugal S.A. (“Altice PT”), a wholly-owned subsidiary of Altice S.A., (“Altice”), for the purpose of selling all the shares of PT Portugal and basically involving the operations conducted by PT Portugal in Portugal and in Hungary.

The actual sale of PT Portugal shares is still subject to the completion of the corporate reorganization actions in order to segregate the businesses that will be sold, and on April 20, 2015 the regulatory permit required according to information provided by the buyer, was obtained.

The Board of Directors authorized the completion of these quarterly information at the meeting held on May 6, 2015, after being reviewed at the Board of Directors’ meeting held on May 6, 2015.

Merger of the activities of Oi and PT

On October 2, 2013 Oi published a Material Fact Notice informing that Oi, PT, AG Telecom Participações S.A. (“AG”), LF Tel. S.A. (“LF”), PASA Participações S.A. (“PASA”), EDSP75 Participações S.A. (“EDSP75”), Bratel Brasil S.A. (“Bratel Brasil”), Avistar, SGPS, S.A. (“BES”), and Nivalis Holding B.V. (“OnGoing”) entered into a memorandum of understanding that lays down the bases and the principles that would govern the negotiations for a potential transaction involving PT, Oi, and some of their controlling shareholders to incorporate a company (“CorpCo”) that would gather the shareholders of Oi, PT, and Telemar Participações S.A. (“TelPart”) and combine the activities businesses undertaken by Oi in Brazil and PT in Portugal, Africa, and Asia aimed at consolidating the industrial alliance between Oi and PT (“Transaction”).

Oi S.A. and Subsidiaries

Notes to the Consolidated Quarterly Information

for the periods ended March 31, 2015 and 2014

(Amounts in thousands of Brazilian reais, unless otherwise stated)

On February 19, 2014, following the memorandum entered into on October 1, 2013, Oi and PT signed the definitive contractual agreements that described the stages necessary to implement the Transaction (“Definitive Agreements”). These Definitive Agreements establish that TelPart would be the company that would gather the shareholders of Oi and PT, and provide for the different stages of the Transaction, including the following:

(a)	Increase of Oi’s capital through a public offering of Oi shares, approved at the Board of Directors’ meetings held on April 28, 2014, April 30, 2014, and May 5, 2014;

(b)	Capitalization of AG, LF and TelPart with the funds required to repay their debts, completed in May 2014;

(c)	A corporate reorganization involving the companies PASA, AG, EDSP75, LF, Bratel Brasil, and TelPart to streamline their corporate structure. After this step, TelPart would become the holder of Oi shares only and will not have any debt or have sufficient cash or cash equivalents to repay its debt;

(d)	Listing of TelPart on the Novo Mercado segment of the BM&FBOVESPA and termination of AG’s, LF’s and TelPart’s shareholders’ agreements; and

(e)	Merger of Oi shares into TelPart, causing Oi to become a wholly-owned subsidiary of TelPart (“Share Merger”).

On the Share Merger, each Oi common share would be exchanged for a CorpCo share and each Oi preferred share would be exchanged for 0.9211 CorpCo shares. The exchange ratios have been determined based on the quotations of Oi common shares and preferred shares over the 30-day period prior to the publication of the Material Fact Notice that disclosed the transaction and the direct or indirect stakes held by the companies involved in the transaction in Oi, under the premise that such companies would not have any liabilities or assets or would have sufficient cash or cash equivalents to fully settle their debts.

Initially the Definitive Agreements also provided for the merger of PT with and into TelPart, and a result of this merger PT’s shareholders would receive a number of TelPart shares equivalent to the number of TelPart shares held by PT, immediately before the merger.

After the transaction is completed, TelPart shares would be listed for trading on the Novo Mercado segment of the BM&FBOVESPA and on the NYSE Euronext Lisbon and the NYSE.

On January 14, 2014, the Transaction’s approval by the Brazilian Antitrust Agency (Conselho Administrativo de Defesa Econômica, or CADE) was published on the Federal Official Gazette and on January 29, 2014 was the deadline for third parties to file any appeals against this agency’s decision or file proceedings with the CADE Court. No appeals or proceedings against the decision were filed. Accordingly, CADE’s decision, published on January 14, 2014, was confirmed in all other respects.

Oi S.A. and Subsidiaries

Notes to the Consolidated Quarterly Information

for the periods ended March 31, 2015 and 2014

(Amounts in thousands of Brazilian reais, unless otherwise stated)

Due to the negotiations between Oi and PT related to the short-term investments made by PT in Rio Forte Investments S.A. (“Rio Forte”) securities, as described in further detail in Note 26, Other Information, the merger of PT with and into CorpCo will no longer be implemented as part of the Transaction, without prejudice to PT potentially adopting an alternative structure to reach the same purpose of combining the share bases of Oi and PT.

As described in further detail in Note 26, the Company disclosed a Material Fact on March 31, 2015 to report the disclosure of a TmarPart Material Fact informing the approval by TmarPart’s shareholders of a set of actions that would allow anticipating the main purposes of the Transaction, as a result of the barriers encountered for TmarPart’s registrations with the SEC, necessary to allow the Share Merger, as stated in the Company’s Material Fact of March 26, 2015.

Company’s capital increase through the payment by PT of all PT Portugal shares

In accordance with the Definitive Agreements executed on February 19, 2014, the Company’s Board of Directors decided at the meetings held on April 28 and 30, 2014, to increase capital by R$13,217,865 though the issue of 2,142,279,524 common shares for public subscription, including 396,589,982 common shares in the form of American Depositary Shares (“ADSs”), and 4,284,559,049 preferred shares, including 828,881,795 preferred shares in the form of ADSs.

On May 5, 2014, Banco BTG Pactual S.A., as Public Offering Stabilizing Underwriter, exercised, under Article 24 of CVM Instruction 400, part of the distribution option for 120,265,046 Oi common shares and 240,530,092 Oi preferred shares (“Overallotment Shares”), amounting to R$742,035. As a result, on said date the Company capital increased to R$21,431,109.

The shares were issued at the price of R$2.17 per common share and R$2.00 per preferred share. The common shares in the form of ADSs (“ADSs ON”, each representing one common share) were issued at the price of US$0.970 per ADS ON, and the preferred shares in the form of ADSs (“ADSs PN”, each representing one preferred share) were issued at the price of US$0.894 per ADS PN.

Finally, the issued shares were paid in (i) by Portugal Telecom in assets, though the assignment to the Company of all PT Portugal shares, which holds all the (i.a) operating assets of Portugal Telecom, except its direct or indirect interests in the Company and in Contax Participações S.A., and (i.b) liabilities of Portugal Telecom at the assignment date, as determined in the Valuation Report prepared by Banco Santander (Brasil) S.A. (“PT Assets”), approved at the Company’s Shareholders’ Meeting held on March 27, 2014; and (ii) in cash, on the subscription date, in local legal tender. Accordingly, the Company’s capital increase totaled the gross amount of R$13.96 billion, including PT’s assets valued at R$5.71 billion.

Acquisition PT Portugal assets and liabilities

The acquisition of PT Portugal assets and liabilities has been recognized using the acquisition method, as prescribed by CPC 15 (R1), based on the fair value of the identifiable assets acquired and liabilities assumed. The net assets acquired on the transaction date are broken down as follows:

Oi S.A. and Subsidiaries

Notes to the Consolidated Quarterly Information

for the periods ended March 31, 2015 and 2014

(Amounts in thousands of Brazilian reais, unless otherwise stated)

	(In millions of Brazilian reais - R$)
	Carrying amount	Fair value adjustments (i)	Fair value at May 5, 2014 (revised)
Assets
Cash and cash equivalents	1,088		1,088
Cash investments	2,870	(2,763)	107
Accounts receivable	2,371		2,371
Inventories	285		285
Current recoverable taxes	266		266
Prepaid expenses	214		214
Available-for-sale financial asset (ii)	4,089		4,089
Intangible assets	2,346	3,147	5,493
Property, plant and equipment	10,432	608	11,040
Deferred taxes recoverable	556		556
Assets related to pension plans	6		6
Other assets (iii)	2,021	2,763	4,784

Total assets acquired	26,544	3,755	30,299

Liabilities
Borrowings and financing—current	6,209		6,209
Borrowings and financing—non-current	19,026		19,026
Trade payables	1,795		1,795
Current taxes payable	229		229
Provisions	142		142
Provisions for pension plans	2,688		2,688
Deferred taxes recoverable	258	1,012	1,270
Other payables	1,756		1,756

Total liabilities assumed	32,103	1,012	33,115

Total assets acquired and liabilities assumed	(5,559)	2,743	(2,816)

(i)	The nature of the adjustments to market value is detailed below.
(ii)	Corresponds to the fair value of the investment in Unitel, based on a report prepared by Banco Santander on the valuation of PT’s operating assets and used as basis for the valuation of the capital increase. Note that as at March 31, 2015 this investment is classified as a held-for-sale asset (Note 26).
(iii)	This line item includes R$2,763 million (€897 million) corresponding to the rights to compensation receivable from PT SGPS. The Company revised the recognition and the measurement of the identifiable assets and liabilities at the date of acquisition on May 5, 2014.

Based on the additional material information resulting from the non-settlement of the commercial papers by Rio Forte Investments, S.A., as described in further detail in Note 26, Other Information, and based on the exception rules on the recognition and measurement of a business combination (paragraph 27 of CPC 15), the Company recognized on the same date the write-off of all these papers totaling R$2,763 million and the recognition in line item Other assets of a right to compensation receivable from the underwriting shareholder, measured on the same bases as the Rio Forte commercial papers. This right to compensation was settled by PT SGPS on March 30, 2015 with the delivery of Oi shares as part of the compliance with the share exchange agreement (Note 26).

The nature of the adjustments to market value made in the context of the allocation of the fair values of identifiable assets and liabilities is as follows:

Oi S.A. and Subsidiaries

Notes to the Consolidated Quarterly Information

for the periods ended March 31, 2015 and 2014

(Amounts in thousands of Brazilian reais, unless otherwise stated)

	(In millions of Brazilian reais - R$)
	Carrying amount	Fair value adjustments	Fair value
List of residential segment customers (i)	40	738	778
List of personal mobile segment customers (i)	94	1,642	1,736
List of corporate segment customers (i)	37	665	701
Mobile licenses of the operations in Portugal (ii)	1,037	103	1,140
Market value adjustments to intangible assets	1,208	3,147	4,355
Property, plant and equipment of operations in Portugal (iii)		608
Market value adjustments before taxes		3,755
Taxation		(1,012)

Total market value adjustments, net of taxes		2,743

(i)	The fair values of the customer lists have been determined under the Revenue Approach, more specifically, the Surplus Profit Method. Under the Revenue Approach, fair value is determined based on the cash flows (discounted) that an asset should generate during its remaining useful life. The Surplus Profit Method is a variation of the Revenue Approach that considers the use of other assets to generate the projected cash flows of a specific asset to isolate the economic benefit generated by an intangible asset. These assets’ contribution is estimated based on the capital cost of the different contributive assets. In calculating the customer-related fair value, in addition to the future cash flows, the ARPU estimates and the customer churning rates have also been taken into account. These intangible assets will be amortized over the estimated customer retention, which varied from 7 to 13 years, depending on the customer segment.
(ii)	The fair value of the mobile operations licenses in Portugal has been determined based on the Market Approach, using the analysis of different band auctions comparable to the radiofrequency auctions in which PT participated, in terms of (a) bandwidth, (b) geography (Western Europe), and (c) valuation date. The fair value was calculated as the average price per MHz of the selected auctions. These licenses are being amortized through their termination dates.
(iii)	The fair value of property, plant and equipment was determined based on a Cost Approach, using the Replacement Cost Method. The New Replacement Cost was estimated by using cost indices, per year, which were applied to the historic costs of the property, plant and equipment items. Subsequently, depletion, obsolescence, and other forms of amortization that affect the assets, taking into consideration useful life estimates and the residual value of several asset classes.

The table below shows the total acquisition price, and the goodwill arising on the acquisition of PT Portugal’s assets and liabilities:

(In millions of Brazilian reais - R$)
Capital instruments issued	5,710
Fair value of the stake previously held by the Company in PT	571
Non-controlling interests	1,478
Less: Fair value of assets acquired and liabilities assumed	(2,816)
Goodwill determined on May 5, 2014 May 2014	10,575

In business combinations it is common to exist a portion of the acquisition price that is not possible to attribute in accounting terms to the fair value of assets acquired and liabilities assumed, which are therefore recognized as goodwill. In the case of the acquisition of PT Portugal, goodwill is related to several components that cannot be individually reliably quantified and separated from each other, including skilled labor, technologic capacities, and established market reputation.

Oi S.A. and Subsidiaries

Notes to the Consolidated Quarterly Information

for the periods ended March 31, 2015 and 2014

(Amounts in thousands of Brazilian reais, unless otherwise stated)

The foreign exchange differences arising on translating the goodwill are recognized as a contra entry to other comprehensive income.

The acquisition price allocation process was completed on December 31, 2014.

Due to the signature of the sale agreement of PT Portugal operations and the offer for sale of the operations in Africa and Asia, the assets and liabilities related to these operations were classified in the balance sheet as available-for-sale assets and liabilities. Additionally, in the case of PT Portugal the corresponding revenue and expenses are presented in the income statement as discontinued operations (Note 26).

Risks related to our African and Asian operations

We may be unable to dispose of our interest in Africatel for a consideration that exceeds its carrying value in our financial statements or at all. Any impairment of the fair market value of at which we record our indirect investment in Unitel in our financial statements would have a material adverse impact on the Company’s financial position and performance.

On September 16, 2014, the Company’s Board of Directors authorized the Company to take the necessary actions to sell our Africatel shares, representing 75% of the latter’s capital. The stake in Africatel is recognized in the financial statements for the quarter ended March 31, 2015 as held for sale. The Company engaged a financial advisor to assist in the sale of its stake in Africatel.

As at March 31, 2015, the Company recognized in the consolidated interim financial information as held-for-sale assets R$8,051 million related to its stake in the businesses in Africa and Timor, including R$1,520 million in accumulated dividends due to the Company by Unitel and R$4,575 million representing the fair value of Africatel’s 25% stake in Unitel at the time of Oi’s capital increase and recognized as held-for-sale liabilities amounting to R$780 million related to the Company’s stake in Africatel.

We may not be able to sell our interest in Africatel for consideration that exceeds the book value of our interest in Africatel, or at all. The carrying amount of the indirect investment in Unitel is tested for impairment when events or changes in circumstances indicate that the value of this indirect investment in Unitel may be lower than the fair market value at which we carry this investment. Any impairment of our indirect investment in Unitel may result in a material adverse effect on the Company’s financial position and performance.

We cannot assure you as to when PT Ventures will receive the amount with respect to the declared and unpaid dividends owed to PT Ventures by Unitel or when PT Ventures will receive dividends that may be declared with respect to FY 2014 and subsequent years.

Since November 2012, PT Ventures has not received any payments for outstanding amounts owed to it by Unitel with respect to dividends declared by Unitel for the fiscal years ended December 31, 2012, 2011 and 2010. Based on the dividends declared by Unitel for those fiscal years, PT Ventures is entitled to receive the total amounts of US$190.0 million (R$608 million) with respect to fiscal year 2012, US$190.0 million (R$608 million ) with respect to fiscal year 2011, and US$157.5 million (R$504 million ) with respect to fiscal year 2010. By the date of this report, PT Ventures had only received US$63.7 million (R$204 million) of its dividends declared by Unitel, for 2010, and did not receive any other amount of the dividends declared for 2011 and 2012.

Oi S.A. and Subsidiaries

Notes to the Consolidated Quarterly Information

for the periods ended March 31, 2015 and 2014

(Amounts in thousands of Brazilian reais, unless otherwise stated)

At Unitel’s shareholders’ meeting held on November 4, 2014, the other shareholders reviewed the financial statements and the payment of dividends for 2013. PT Ventures requested the postponement of the shareholders’ meeting because the financial statements and other material information about the meeting had not been included in the shareholders’ meeting summon or made available to PT Ventures, event though PT Ventures had requested these materials on several occasions. The postponement request was not accepted and PT Ventures did not attend this meeting, which could not have been held without PT Ventures since Clause 8.2 of the Shareholders’ Agreement establishes that general meetings can only be held in a first summon with the presence of all shareholders. Additionally, PT Ventures did not receive the meeting minutes or was informed about the decisions made, even though it requested such minutes several times.

By the date of issue of this Note, Unitel had not declared dividends for the year ended December 31, 2014.

On March 25, 2014, Unitel issued a statement claiming that PT Ventures is not listed on the shareholders’ register of Unitel, and that the board of directors of Unitel had notified PT SGPS about the existence of an irregularity, which purportedly resulted in Unitel being unable to distribute dividends to PT Ventures until the resolution of this irregularity. In June 2014, PT Ventures (formerly known as Portugal Telecom Internacional, SGPS, S.A.) resolved the alleged irregularity with the Angolan Foreign Investment Institute. On June 3, 2014, the Angolan National Foreign Investment Agency endorsed the updating of PT Ventures’ name in its Foreign Investment Certificate, confirming the current corporate name of the PT Ventures.

PT Ventures requested, on several occasions, explanations to Unitel regarding the nonpayment of its share of the declared dividends. By the date of this report, PT Ventures had not received any credible explanation about the nonpayment or reliable indication of the payment timing of the accumulated dividends. We cannot assure as to the timing of the payment of the accrued dividends to PT Ventures or whether PT Ventures will be able to receive dividends that may be declared by Unitel in the future. The Company’s inability to receive such dividends could have an adverse impact on the fair value of its investment in Unitel, or its financial position and performance.

The other shareholders of Unitel have indicated to PT Ventures that they believe that PT SGPS’ sale of a non-controlling interest in Africatel did not comply with the Unitel shareholders’ agreement.

The Unitel shareholders’ agreement provides a right of first refusal to the other shareholders of Unitel if any shareholder desires to transfer any or all of its shares of Unitel, other than transfers to certain affiliates. This agreement also provides that if any shareholder breaches a material obligation under such agreement, the other shareholders will have a right to purchase the breaching shareholder’s stake in Unitel at its net book value.

The other shareholders of Unitel have asserted to PT Ventures that they believe that PT SGPS’s sale of a non-controlling interest in Africatel to Samba Luxco in 2007 constituted a breach the Unitel shareholders’ agreement. PT Ventures disputes this interpretation of the relevant provisions of the Unitel shareholders’ agreement and believes that such provisions apply only to a transfer of Unitel shares by PT Ventures itself.

Oi S.A. and Subsidiaries

Notes to the Consolidated Quarterly Information

for the periods ended March 31, 2015 and 2014

(Amounts in thousands of Brazilian reais, unless otherwise stated)

By the date of this report, the Company had not been notified of any proceedings initiated with respect to PT SGPS’s sale of a non-controlling stake in Africatel to Samba Luxco. Should the other shareholders of Unitel challenge this sale in a competent body and if a binding decision by an appropriate forum to this effect were to be rendered in favor of those shareholders, PT Ventures could be required to sell its interest in Unitel for a value significantly lower than the amount that recognized by the Company in its financial statements with respect to our indirect investment in Unitel. The sale of PT Ventures’ stake in Unitel, in these circumstances could have a material adverse impact on the Company’s financial position and performance.

The other shareholders of Unitel may claim that, as a result of PT SGPS’s failure to offer its indirect interest in Unitel to such shareholders prior to the acquisition of PT Portugal by the Company, these shareholders have the right to acquire the shares of Unitel held by PT Ventures at their net book value.

On March 25, 2014, Unitel issued a public statement in which Unitel informs that its shareholders had a right of first refusal in case of the sale of PT SGPS’s indirect stake in Unitel to another entity. Subsequently, the other shareholders of Unitel delivered a notice to PT SGPS in which they claimed that our indirect acquisition of PT Ventures’s interest in Unitel as part of the Oi capital increase had trigger this right. The Company believes that the relevant provisions of the Unitel shareholders’ agreement would apply only to a transfer of Unitel shares by PT Ventures itself.

By the date of this report, the Company had not been notified of any proceedings initiated with respect to PT SGPS’s failure to offer its indirect interest in Unitel to the other shareholders of Unitel prior to our acquisition of PT Portugal. Should the other shareholders of Unitel claim that PT SGPS’s failure to offer its indirect interest in Unitel to the shareholders resulted in a breach of the Unitel shareholders’ agreement, and if a binding decision by an appropriate forum to this effect is be rendered in favor of those shareholders, PT Ventures could be required to sell its interest in Unitel for its net book value, which is significantly lower than the amount that the Company recognizes in its financial statements with respect to its indirect investment in Unitel. The sale of PT Ventures’ stake in Unitel, in these circumstances could have a material adverse impact on the Company’s financial position and performance.

The other Unitel shareholders have prevented PT Ventures from exercising its rights to appoint the chief executive officer and a majority of the Board of Directors of Unitel.

Under the Unitel shareholders’ agreement, PT Ventures is entitled to appoint three of the five members of Unitel’s Board of Directors and its chief executive officer. Under the Unitel shareholders’ agreement, the appointment of the chief executive officer of Unitel is subject to the approval of the holders of 75% of Unitel’s shares. However, the other shareholders of Unitel did not vote to elect the directors appointed by PT Ventures at Unitel’s shareholders’ meetings, and as a result, PT Ventures’ representation on Unitel’s Board of Directors was reduced to a single director in June 2006, and the chief executive officer of Unitel has not been a PT Ventures’ appointee since June 2006.

On July 22, 2014, the only member of Unitel’s Board of directors That had been appointed by PT Ventures resigned and the other shareholders of Unitel have not permitted PT Ventures to appoint a replacement. In November 2014, the other shareholders of Unitel notified PT

Oi S.A. and Subsidiaries

Notes to the Consolidated Quarterly Information

for the periods ended March 31, 2015 and 2014

(Amounts in thousands of Brazilian reais, unless otherwise stated)

Ventures that its rights as a shareholder of Unitel had been suspended in October 2012, even though these shareholders these other shareholders have not indicated any legal basis for this suspension. At a general shareholders meeting on Unitel held on December 15, 2014, an election of members of the board of directors of Unitel was held. At this meeting, Unitel’s other shareholders claimed that PT Ventures was not entitled to vote as a result of the suspension of its rights as a shareholder of Unitel in October 2012, and they refused to elect the member nominated by PT Ventures to Unitel’s Board of Directors.

PT Ventures has filed a suit with an Angolan court to annul the election of members of the Unitel Board of Directors on December 15, 2014. By the date of this report, no director nominated by PT Ventures is part of Unitel’s Board of Directors.

Unitel has granted loans to a related party and entered into a management contract with a third-party without the approval of PT Ventures.

Under the Unitel shareholders’ agreement, the shareholders of Unitel and their affiliates are not permitted to enter into any contracts with Unitel unless the contracts are approved by a resolution of Unitel’s Board of Directors adopted by at least four members of its Board of Directors. As a result of the inability of PT Ventures to appoint members of the Unitel Board of Directors, PT Ventures is unable to effectively exercise its implied veto right over related party transactions of Unitel.

From May to October 2012, Unitel made disbursements to Unitel International Holdings B.V. totaling €178.9 million (R$616 million) and US$35.0 million (R$112 million) under a “Facility Agreement” entered into between Unitel and Unitel International Holdings B.V. (Unitel Holdings), an entity that competes with Africatel in Cabo Verde and in São Tomé and Principe. Unitel Holdings is controlled by Mrs. Isabel dos Santos, an indirect shareholder of Unitel, and according to public information disclosed by NOS, one of the indirect controlling shareholders of ZOPT, SGPS, S.A. (which holds a majority of the voting and total share capital of NOS). PT Ventures’ representative on Unitel’s Board of Directors voted against these transactions proposed by Unitel, and PT Ventures abstained when the consolidated financial statements of Unitel that included these transactions were approved by the other Unitel shareholders at a shareholders’ meeting.

Unitel made additional loans to related parties in 2013. We were not able to obtain information with regard to the existence of similar transactions conducted in 2014 and 2015.

Any failure by Unitel Holdings to make timely payment under this Facility Agreement could have a material adverse impact on Unitel’s financial position and performance and, therefore, on the value of the Company’s investment in Unitel.

In addition, Unitel has recognized the payment of a management fee of US$155.7 million payable to a third-party in its individual financial statements for the year ended December 31, 2013 prepared in accordance with Angolan GAAP. This management fee was not submitted to Unitel’s Board of Directors or shareholders’ meeting for approval and was not approved by PT Ventures. The payment of a management fee by Unitel could have a material adverse impact on Unitel’s financial position and performance and, therefore, on the value of the Company’s investment in Unitel.

We cannot assure that we will be able to prevent Unitel from taking actions that should require the approval of the members of the Unitel Board of Directors nominated by PT Ventures, including approving related party transactions with the other shareholders of Unitel that we believe are detrimental to Unitel’s financial position and performance. The use of the resources of Unitel in this manner could have a material adverse impact on Unitel’s financial position and performance and, therefore, on the value of the Company’s investment in Unitel.

Oi S.A. and Subsidiaries

Notes to the Consolidated Quarterly Information

for the periods ended March 31, 2015 and 2014

(Amounts in thousands of Brazilian reais, unless otherwise stated)

The other shareholders of Unitel have attempted to dilute the Company’s indirect ownership of Unitel through a capital increase that would be technically unable the Company to participate, and have called shareholders’ meetings at which they have indicated the desire to unilaterally amend the bylaws of Unitel and the Unitel shareholders’ agreement.

At the Unitel’s shareholders’ meeting held on December 15, 2014, the other shareholders of Unitel voted to increase Unitel’s share capital and alter the par value of its shares. Even though PT Ventures has requested several times that the proposal and other material information regarding this and other matters in the meeting’s agenda were sent in advance, PT Ventures never received such documentation and information.

The details of this capital increase are obscure as they were not included in the prior notice for this meeting nor were they discussed in detail during this meeting. Additional details of this capital increase have been included in draft minutes of this meeting provided to PT Ventures and it appears that, although PT Ventures has decided to subscribe to its pro rata share of this capital increase to avoid dilution of its interest in Unitel, payment of the subscription price will be due on an accelerated timetable that would not permit PT Ventures to obtain the necessary foreign exchange approvals prior to the date on which payment would be due. PT Ventures filed a lawsuit with an Angolan court to annul the approval of Unitel’s capital increase at his shareholders’ meeting.

The agenda of this general shareholders’ meeting of Unitel included amendments to Unitel’s by-laws and possible amendments to the Unitel shareholders’ agreement, in addition to other matters that may have been raised at the shareholders’ meeting itself. Under the item sundry matters in the agenda, the meeting discussed the investments by Unitel in Zimbabwe and a study in order to implement a corporate reorganization of Unitel. PT Ventures has filed a lawsuit with an Angolan court to annul the approval of investments by Unitel in Zimbabwe and a study in order to implement a corporate reorganization of Unitel.

As for the amendments to Unitel’s bylaws and the Unitel shareholders’ agreement, PT Ventures did not receive the details of the proposals, despite the several requests made before, during, and after the meeting. The December 15, 2014 meeting was suspended without any action taken with respect to these matters.

Subsequently, a new shareholders’ agreement was called for May 13, 2015 and its agenda not only includes the amendments to Unitel’s bylaws and the Unitel shareholders’ agreement but also the analyses of the financial statements, the allocation of profits, and the performance of Unitel’s management and oversight in 2014. PT Ventures once again requested the details of the proposals to be submitted for shareholder decision, but to date no access to this information was granted.

We cannot assess the impact on Unitel or the Company of the matters discussed at the December 15, 2014 general shareholders’ meeting of Unitel or the proposed amendments to Unitel’s bylaws and the Unitel shareholders’ agreement as we have not been provided with sufficient information to appropriately analyze these matters. In addition, note that the other shareholders of Unitel have no legal authority to amend the Unitel shareholders’ agreement

Oi S.A. and Subsidiaries

Notes to the Consolidated Quarterly Information

for the periods ended March 31, 2015 and 2014

(Amounts in thousands of Brazilian reais, unless otherwise stated)

through actions taken at a shareholders’ meeting as this agreement is an agreement among the parties thereto. Should the other shareholders approve actions detrimental to Unitel or the Company’s investment therein, these actions could have a material adverse impact on Unitel’s financial position and performance and, therefore, on the value of the Company’s investment in Unitel.

Unitel’s concession to operate in Angola has expired and has not yet been renewed.

Unitel’s concession to provide mobile telecommunications services in Angola expired in April 2012. We cannot provide any assurance regarding the terms under which the Angolan National Institute of Telecommunications (Instituto Angolano das Comunicações) would grant a renewal of this concession, if at all. A failure of Unitel to obtain a renewal of this concession could have a material adverse impact on Unitel’s ability to continue to provide mobile telecommunications services in Angola, which would have a material adverse impact on Unitel’s financial position and performance and the value of the Company’s investment in Unitel.

Adverse political, economic and legal conditions in the African and Asian countries in which the Company has acquired investments may hinder our ability to receive dividends from our African and Asian subsidiaries and investments.

The governments of many of the African and Asian countries in which we have investments have historically exercised, and continue to exercise, significant influence over their respective economies and legal systems. Countries in which the Company has investments may enact legal or regulatory measures that restrict the ability of its subsidiaries and investees to make dividend payments. Similarly, adverse political or economic conditions in these countries may hinder the Company’s ability to receive dividends from its subsidiaries and investees. Historically, PT SGPS has received dividends from the African and Asian subsidiaries and investees that we have acquired, however, a limitation on the Company’s ability to receive a material portion of those dividends could adversely affect the Company’s cash flows and liquidity.

In addition, the Company’s investments in these regions are exposed to political and economic risks that include, but are not limited to, exchange rate and interest rate fluctuations, inflation and restrictive economic policies and regulatory risks that include, but are not limited to, the process for the renewal of licenses and the evolution of regulated retail and wholesale tariffs. In addition, the Company’s ventures in African and Asian markets face risks associated with increasing competition, including due to the entrance of new competitors and the rapid development of new technologies.

The development of partnerships in these markets raises risks related to the ability of the partners to jointly operate the assets. Any inability of the Company and our partners to operate these assets may have a negative impact on our strategy and all of these risks may have material effects on our results of operations.

The acquisition of PT Portugal may have triggered claims of our other joint venture partners or may otherwise lead to an unwinding of those joint ventures.

Some of the agreements governing our joint ventures in Africa and Asia, other than Unitel, contain provisions that may confer certain rights, including call and put rights, on our joint venture parties in the event of a change of control or merger of PT SGPS. If these rights are triggered, the Company could be forced to exit one or more profitable joint ventures and sell its shares to our joint venture partners at a price significantly lower than the fair market value of

Oi S.A. and Subsidiaries

Notes to the Consolidated Quarterly Information

for the periods ended March 31, 2015 and 2014

(Amounts in thousands of Brazilian reais, unless otherwise stated)

the interests in these joint ventures. Alternatively, the Company could be required to use cash to purchase the joint venture interests of our partners in one or more joint ventures. Any such event could have a material adverse impact on our investment strategy for Africa and Asia, our growth prospects and/or our liquidity and cash flow.

Even if no contractual provision is triggered by any step in the business combination, our relationship with these joint venture partners could change or worsen as a result of the business combination for political, commercial or other reasons. The Company does not own a controlling stake in most of these joint ventures, and any challenges that arise with our joint venture partners as a result of the business combination or otherwise could lead to costly and time-consuming negotiations, arbitration or litigation or potentially to the unwinding of the Company’s investment in those ventures at a price significantly lower that the fair market value of our investment.

The Company is a party to joint ventures and partnerships that may not be successful and may expose our company to future costs.

The Company is a party to joint ventures and partnerships in Africa and Asia. The partnering arrangements may fail to perform as expected for various reasons, including an incorrect assessment of our needs or the capabilities or financial stability of our strategic partners. The Company’s share of any losses from or commitments to contribute additional capital to such partnerships may have an adverse impact on the Company’s performance and financial position.

Our ability to work with these partners or develop new products and solutions may become constrained, which could harm our competitive position in the markets served by these joint ventures and partnerships. The Company may have disputes with our partners in these joint ventures, and we may have difficulty agreeing with our partners on actions that we believe would be beneficial to those joint ventures and partnerships. In addition, the joint ventures and partnerships in African and Asian countries are typically governed by the laws of those countries, and our partners are often established participants in those markets and may have greater influence in those economies than we will. To the extent the Company experiences difficulties with our joint venture partners, we may encounter difficulties in protecting our investments in those countries.

Any of these factors could cause these joint ventures and partnerships not to be profitable and could cause us to lose all or part of the value of the Company’s investments in those ventures.

Africatel’s non-controlling shareholder stated that the business combination triggered the right to force the Company to acquire Africatel shares under the shareholders’ agreement. If the Company is forced to acquire this stake in Africatel, we will use resources that could be used for any other purpose, e.g., to reduce our debt or make investments in PT Portugal’s business plan. If such acquisition were financed by additional debt, this would have a material adverse impact on the Company’s consolidated leverage.

The Company indirectly owns 75% of the share capital of Africatel. Samba Luxco S.à.r.l., an affiliate of Helios Investors LP, owns the remaining 25%. Africatel holds all of our interests in telecommunications companies in sub-Saharan Africa, including our interests in Unitel in Angola, Cabo Verde Telecom, S.A. in Cape Verde, Mobile Telecommunications Limited in Namibia, and CST Companhia Santomense de Telecomunicações S.A.R.L. in São Tomé and Príncipe, among others. PT SGPS, subsidiaries Africatel GmbH & Co. KG, or Africatel GmbH, and PT Ventures, and Samba Luxco are parties to the Africatel shareholders’ agreement.

Oi S.A. and Subsidiaries

Notes to the Consolidated Quarterly Information

for the periods ended March 31, 2015 and 2014

(Amounts in thousands of Brazilian reais, unless otherwise stated)

On September 16, 2014, subsidiary, Africatel GmbH, which directly holds our interest in Africatel, received a letter from Samba Luxco in which Samba Luxco claimed that Oi’s acquisition of PT Portugal was deemed a change of control of PT SGPS under the Africatel shareholders’ agreement, and that this change of control entitled Samba Luxco to exercise a put right under the Africatel shareholders’ agreement at the fair market book value of Samba Luxco’s Africatel shares. In the letter, Samba Luxco purported to exercise the alleged put right and thereby require Africatel GmbH to acquire its shares in Africatel.

On the same date, the Company issued a Material Fact disclosing Samba Luxco’s purported exercise of the put option, our understanding that the exercise of the put option is not applicable, and that our board of directors had authorized our management to take the necessary actions to sell the Company’s interest in Africatel.

On September 26, 2014, Africatel GmbH responded to Samba Luxco stating that there had not been any action or event that would trigger the right to exercise the put option under the Africatel’s shareholders’ agreement and that Africatel GmbH intended to challenge Samba Luxco’s purported exercise of the put option.

On November 12, 2014, the International Court of Arbitration of the International Chamber of Commerce notified Africatel GmbH that Samba Luxco had commenced arbitral proceedings against Africatel GmbH to enforce its purported put right or, in the alternative, certain ancillary rights and claims. Africatel GmbH presented its answer to Samba Luxco’s request for arbitration on December 15, 2014. The arbitral tribunal was constituted on March 12, 2015. The Company intend to vigorously defend Africatel GmbH in these proceedings.

If the Company is forced to acquire the interest of Samba Luxco in Africatel as a result of the exercise of Samba Luxco’s purported put right under the Africatel shareholders’ agreement, the acquisition of this interest would reduce the resources that would be available to us to reduce our outstanding indebtedness or pursue other investment opportunities. If any such purchase were to be funded through our incurrence of additional debt, the consolidated leverage of our company could increase materially, which could have a material adverse impact on the Company’s financial position and performance.

Corporate reorganization of the Oi Internet Group

On February 2, 2015, as part of the corporate and asset reorganization process of the Oi’s direct or indirect subsidiaries, Extraordinary Shareholders’ Meetings were held to decide on the mergers of the following companies with and into Oi Internet:

(i)	Merger of BrTI and its liquidation; and

(ii)	Merger of Telemar Internet and its liquidation.

The combination of BrTI and Telemar Internet operations with Oi Internet, through the consolidation of the activities carried out by these companies will generate considerable administrative and economic benefits, through cost cuts and the generation of synergy gains.

Oi S.A. and Subsidiaries

Notes to the Consolidated Quarterly Information

for the periods ended March 31, 2015 and 2014

(Amounts in thousands of Brazilian reais, unless otherwise stated)

2	SIGNIFICANT ACCOUNTING POLICIES

The accounting policies detailed below have been consistently applied in all fiscal years presented in these interim financial information, and have been consistently applied both by the Company and its subsidiaries.

a.	Reporting basis

The Company’s quarterly information have been prepared for the period ended March 31, 2015, in accordance with CPC 21 (R1) issued by the Accounting Pronouncements Committee (CPC), which addresses interim financial reporting.

CPC 21 (R1) requires that management use certain accounting estimates. The quarterly information has been prepared based on the historical cost, except for certain financial assets and financial liabilities measured at their fair values.

This quarterly information do not include all the information and disclosures required in annual financial statements and should be read in conjunction with the annual financial statements for the year ended December 31, 2014, which have been prepared in accordance with the accounting practices adopted in Brazil. There were no changes in the accounting policies adopted in the period ended March 31, 2015 as compared to those applicable in the year ended December 31, 2014, and there are no significant differences in the accounting policies adopted by PT Portugal as compared to those adopted by the Company.

For the purpose improving its financial reporting, the Company made the following changes in its financial information: (i) presentation of revenue and expenses by nature in a single note; (ii) presentation of expenses on employee and officer profit sharing in line item personnel expenses. In order to ensure the comparability with current year, some 2014 figures have been restated or reclassified.

Functional and presentation currency

The Company and its subsidiaries operate mainly as telecommunications industry operators in Brazil and Portugal, and engage in activities typical of this industry. The items included in the financial statements of each group company are measured using the currency of the main economic environment where it operates (“functional currency”). The individual and consolidated financial statements are presented in Brazilian reais (R$), which is the Company’s functional and presentation currency.

To define its functional currency, management considered the currency that influences:

•	The sales prices of its goods and services;

•	The costs of services and sales;

•	The cash flows arising from receipts from customers and payments to suppliers;

•	Interest, investments and financing.

Oi S.A. and Subsidiaries

Notes to the Consolidated Quarterly Information

for the periods ended March 31, 2015 and 2014

(Amounts in thousands of Brazilian reais, unless otherwise stated)

Transactions and balances

Foreign currency-denominated transactions are translated into the functional currency using the exchange rates prevailing on the transaction dates. Foreign exchange gains and losses arising on the settlement of the transaction and the translation at the exchange rates prevailing at period-end, related foreign currency-denominated monetary assets and liabilities are recognized in the income statement, except when qualified as hedge accounting and, therefore, deferred in equity as cash flow hedges and met investment hedges.

Group companies with a different functional currency

The profit or loss and the financial position of all Group entities, none of which uses a currency from a hyperinflationary economy, whose functional currency is different from the presentation currency are translated into the presentation currency as follows:

•	Assets and liabilities are translating at the rate prevailing at the end of the reporting period;

•	Revenue and expenses disclosed in the income statement are translated using the average exchange rate;

•	All resulting foreign exchange differences are recognized as a separate component of equity, in line item ‘Carrying value adjustments’;

•	The exchanges differences arising on translating the net investment in foreign operations and loans and other foreign currency instruments designated as hedges of these investments are recognized in equity. when a foreign transaction is partially disposed of or sold, the foreign exchange differences previously recognized in equity are recognized in the income statement as part of the gain or loss from the sale; and

•	Goodwill and fair value adjustments, arising from the acquisition of a foreign entity are treated as assets and liabilities of the foreign entity and translated at the closing exchange rate.

Consolidation method

As a result of the corporate events that occurred in Cabo Verde Telecom in 2015, the Company ceased to exercise all its rights provided for in the shareholders’ agreements, notably the right to elect the majority of the members of the Board of Directors. For accounting purposes, the Company believes that the criteria for the existence of control in Cabo Verde Telecom no longer and this investment is now recognized in the consolidated subsidiary under the equity method of accounting instead of full consolidation.

b.	Critical estimates and accounting judgments

In preparing the quarterly information, the Company’s management uses estimates and assumptions based on historical experience and other factors, including expected future events, which are considered reasonable and relevant. The use of estimates and assumptions frequently requires judgments related to matters that are uncertain with respect to the outcomes of

Oi S.A. and Subsidiaries

Notes to the Consolidated Quarterly Information

for the periods ended March 31, 2015 and 2014

(Amounts in thousands of Brazilian reais, unless otherwise stated)

transactions and the amount of assets and liabilities. Actual results of operations and the financial position may differ from these estimates. The estimates that represent a significant risk of causing material adjustments to the carrying amounts of assets and liabilities were disclosed in the Company’s financial annual statements referred to above. In the period ended March 31, 2015, there was no material change in the accounting estimates adopted by the Company and its subsidiaries.

The consolidated interim financial information is presented in Brazilian reais, which is the functional currency of Oi and a significant portion of the Group’s operations. The financial statements of the subsidiaries presented in a foreign currency have been translated into Brazilian reais using the exchange rates prevailing at the end of the reporting period to translated assets and liabilities, the average exchange rates for the period to translate the income statement and the statement of cash flows, and the historic exchange rates to translate capital line items.

3	FINANCIAL INSTRUMENTS AND RISK ANALYSIS

3.1.	Overview

The table below summarizes our financial assets and financial liabilities carried at fair value at March 31, 2015 and December 31, 2014.

	Accounting measurement	03/31/2015
		Carrying amount	Fair value
Assets
Cash equivalents	Fair value	1,396,188	1,396,188
Cash investments	Fair value	257,650	257,650
Derivative financial instruments	Fair value	5,249,150	5,249,150
Due from related parties	Amortized cost
Accounts receivable (i)	Amortized cost	8,091,631	8,091,631
Dividends and interest on capital receivable	Amortized cost
Held-for-sale assets	Fair value	35,531,063	35,531,063
Liabilities
Trade payables (i)	Amortized cost	4,347,318	4,347,318
Borrowings and financing
Borrowings and financing (ii)	Amortized cost	31,221,781	29,541,236
Debentures	Amortized cost	7,740,221	7,448,559
Derivative financial instruments	Fair value	923,868	923,868
Dividends and interest on capital	Amortized cost	183,932	183,932
Licenses and concessions payable (iii)	Amortized cost	1,489,391	1,489,391
Tax refinancing program (iii)	Amortized cost	990,924	990,924
Other payables (payable for the acquisition of equity interest) (iii)	Amortized cost	421,765	421,765

	Accounting measurement	12/31/2014
		Carrying amount	Fair value
Assets
Cash equivalents	Fair value	1,916,921	1,916,921
Cash investments	Fair value	282,700	282,700
Derivative financial instruments	Fair value	3,221,481	3,221,481

Oi S.A. and Subsidiaries

Notes to the Consolidated Quarterly Information

for the periods ended March 31, 2015 and 2014

(Amounts in thousands of Brazilian reais, unless otherwise stated)

Due from related parties	Amortized cost
Accounts receivable (i)	Amortized cost	7,455,687	7,455,687
Dividends and interest on capital receivable	Amortized cost
Held-for-sale assets	Fair value	33,926,592	33,926,592
Liabilities
Trade payables (i)	Amortized cost	4,331,286	4,331,286
Borrowings and financing
Borrowings and financing (ii)	Amortized cost	28,072,519	27,534,247
Debentures	Amortized cost	7,776,876	7,513,867
Derivative financial instruments	Fair value	666,922	666,922
Dividends and interest on capital	Amortized cost	185,138	185,138
Licenses and concessions payable (iii)	Amortized cost	1,361,940	1,361,940
Tax refinancing program (iii)	Amortized cost	990,230	990,230
Other payables (payable for the acquisition of equity interest) (iii)	Amortized cost	408,978	408,978

(i)	The balances of accounts receivables and trade payables have near terms and, therefore, they are not adjusted to fair value.
(ii)	A significant portion of this balance consists of borrowings and financing granted by the BNDES, export credit agencies, and other related parties, which correspond to exclusive markets and, therefore, their fair values is similar to their carrying amounts.
(iii)	There is no active market for licenses and concessions payable, the tax refinancing program, and other payables (payable for the acquisition of equity interest); therefore, they are not adjusted to fair value.

3.2.	Fair value of financial instruments

The Company and its subsidiaries have measured their financial assets and financial liabilities at their market or actual realizable values (fair value) using available market inputs and valuation techniques appropriate for each situation. The interpretation of market inputs for the selection of such techniques requires considerable judgment and the preparation of estimates to obtain an amount considered appropriate for each situation. Accordingly, the estimates presented may not necessarily be indicative of the amounts that could be obtained in an active market. The use of different assumptions for the calculation of the fair value may have a material impact on the amounts obtained.

a.	Derivative financial instruments

The method used for calculation of the fair value of derivative instruments was the future cash flows associated to each instrument contracted, discounted at market rates prevailing at March 31, 2015.

b.	Non-derivative financial instruments measured at fair value

The fair value of securities traded in active markets is equivalent to the amount of the last closing quotation available at the end of the reporting period, multiplied by the number of outstanding securities.

For the remaining contracts, the Company carries out an analysis comparing the current contractual terms and conditions with the terms and conditions effective for the contract when they were originated. When terms and conditions are dissimilar, fair value is calculated by discounting future cash flows at the market rates prevailing at the end of the period, and when similar, fair value is similar to the carrying amount on the reporting date.

Oi S.A. and Subsidiaries

Notes to the Consolidated Quarterly Information

for the periods ended March 31, 2015 and 2014

(Amounts in thousands of Brazilian reais, unless otherwise stated)

c.	Fair value measurement hierarchy

CPC 46 defines fair value as the price for which an asset could be exchanged, or a liability settled, between knowledgeable, willing parties, in an arm’s length transaction on measurement date. The standard clarifies that the fair value must be based on the assumptions that market participants would consider in pricing an asset or a liability, and establishes a hierarchy that prioritizes the information used to build such assumptions. The fair value measurement hierarchy attaches more importance to available market inputs (i.e., observable data) and a less weight to inputs based on data without transparency (i.e., unobservable data). Additionally, the standard requires that an entity consider all nonperformance risk aspects, including the entity’s credit, when measuring the fair value of a liability.

CPC 40 establishes a three-level hierarchy to measure and disclose fair value. The classification of an instrument in the fair value measurement hierarchy is based on the lowest level of input significant for its measurement. We present below a description of the three-level hierarchy:

Level 1—inputs consist of prices quoted (unadjusted) in active markets for identical assets or liabilities to which the entity has access on measurement date;

Level 2—inputs are different from prices quoted in active markets used in Level 1 and consist of directly or indirectly observable inputs for the asset or liability. Level 2 inputs include quoted prices for similar assets or liabilities in active markets, quoted prices for identical assets or liabilities in markets that are not active; or inputs that are observable for the asset or liability or that can support the observed market inputs by correlation or otherwise for substantially the entire asset or liability.

Level 3—inputs used to measure an asset or liability are not based on observable market variables. These inputs represent management’s best estimates and are generally measured using pricing models, discounted cash flows, or similar methodologies that require significant judgment or estimate.

There were no transfers between levels between March 31, 2015 and December 31, 2014.

	Fair value measurement hierarchy	Fair value
		03/31/2015	12/31/2014
Assets
Cash equivalents	Level 2	1,396,188	1,916,921
Cash investments	Level 2	257,650	282,700
Derivative financial instruments	Level 2	5,249,150	3,221,481
Held-for-sale assets (i)	Level 3	4,574,771	4,284,416
Liabilities
Derivative financial instruments	Level 2	923,868	666,922

(i)	Refers to the recognized fair value related to Unitel, transferred to held-for-sale assets, as referred to in Note 26. The fair value of this investment at the date of acquisition was estimated based on the valuation made by Banco Santander (Brasil), which used a series of estimates and assumptions, including the cash flows projections for a four-year period, the choice of a growth rate to extrapolate the cash flows projections, and definition of appropriate discount rates. In order to value this investment, the Company periodically monitors and adjusts the main assumptions and relevant estimates, as well as the events reported in Note 1 (‘Risks related to our interest in Unitel’), and believes that as at March 31, 2015 the fair value of Unitel represents the best estimate for the realization of this investment.

Oi S.A. and Subsidiaries

Notes to the Consolidated Quarterly Information

for the periods ended March 31, 2015 and 2014

(Amounts in thousands of Brazilian reais, unless otherwise stated)

3.3.	Measurement of financial assets and financial liabilities at amortized cost

We concluded that the discount to present value of financial assets and financial liabilities under the amortized cost method does not apply, based on the valuation made for this purpose, for the following main reasons:

•	Accounts receivables: near-term maturity of bills.

•	Trade payables, dividends and interests on capital: all obligations are due to be settled in the short term.

•	Borrowings and financing and due from and to related parties: all transactions are adjusted for inflation based on contractual indices.

•	Licenses and concessions payable, tax refinancing program and other payables (payable for the acquisition of equity interests): all payables are adjusted for inflation based on the contractual indices.

3.4.	Financial risk management

The Company’s and its subsidiaries’ activities expose them to several financial risks, such as: market risk (including currency fluctuation risk, interest rate risk on fair value, interest rate risk on cash flows, and price risk), credit risk, and liquidity risk. The Company and its subsidiaries use derivative financial instruments to protect them against certain exposures to these risks.

Risk management is carried out by the Company’s treasury officer, in accordance with the policies approved by management.

The Hedging and Cash Investments Policies, approved by the Board of Directors, document the management of exposures to market risk factors generated by the financial transactions of the Oi Group companies.

Under the Hedging Policy, market risks are identified based on the features of financial transactions contracted and to be contracted during the year. Several scenarios are then simulated for each of the risk factors using statistical models, used as basis to measure the impacts the on Group’s financial income (expenses). Based on this analysis, the Executive Committee annually agrees with the Board of Directors the Risk Guideline to be followed in each financial year. The Risk Guideline is equivalent to the worst expected impact of financial income (expenses) on the Group’s net income, with 95% of level of confidence. To ensure a proper risk management, according to the Risk Guideline, the treasury can contract hedging instruments, including derivative transactions such as swaps and currency forwards. The Company and its subsidiaries do not use derivative financial instruments for other purposes.

With the approval of the Policies, a Financial Risk Management Committee that meets monthly was created, currently consisting of the CEO, the CFO, the Executive Planning Officer, the Development and New Business Management Officer, the Tax Officer, the General Controller, and the Treasury Officer, and the Internal Audit Officer as observer.

Oi S.A. and Subsidiaries

Notes to the Consolidated Quarterly Information

for the periods ended March 31, 2015 and 2014

(Amounts in thousands of Brazilian reais, unless otherwise stated)

According to their nature, financial instruments may involve known or unknown risks, and it is important to assess to the best judgment the potential of these risks.

3.4.1.	Market risk

a.	Foreign exchange risk

Financial assets

Foreign currency-denominated cash equivalents and cash investments are basically maintained in securities issued by financial institutions abroad similar to Bank Certificates of Deposit (CDBs) traded in Brazil (time deposits).

The risk associated to these assets arises from the possible exchange rate fluctuations that may reduce the balance of these assets when translated into Brazilian reais. The Company’s and its subsidiaries’ assets subject to this risk represent approximately 9.48% (11.41% at December 31, 2014) of our total cash and cash equivalents and cash investments.

Net investment in foreign subsidiaries

The risks related to the Company’s investments in foreign currency arise mainly from the investments in subsidiary PT Portugal and its subsidiaries. The Company does not have any contracted instrument to hedge against the risk associated to the net investments in foreign companies; however, the Company contracted non-deliverable forwards (NDFs) to hedge part of the euro-denominated debt of its foreign subsidiaries.

Financial liabilities

The Company and its subsidiaries have foreign currency-denominated or foreign currency-indexed borrowings and financing. The risk associated with these liabilities is related to the possibility of fluctuations in foreign exchange rates that could increase the balance of such liabilities. The Company’s and subsidiaries’ borrowings and financing exposed to this risk represent approximately 46.4% (41.7% at December 31, 2014) of total liabilities from borrowings and financing, less the currency hedging transactions contracted. In order to minimize this type of risk, we enter into foreign exchange hedges with financial institutions. Out of the consolidated foreign currency-denominated debt, 100.0% (100.0% at December 31, 12/31/2014) is protected by exchange swaps, currency forwards, and cash investments in foreign currency. Additionally, with the sale of PT Portugal, the Company has been reversing the derivatives it held through the end of the last quarter of 2014 to hedge of a portion of the Portuguese companies’ debt against foreign exchange fluctuations. From a total of €950 million, €870 million has already been reversed during the current quarter, and the remaining balance is €80 million. Note that the funds that the Company will receive in euro, which in itself operates as a natural hedge of any debt possibly maintained in Oi’s consolidated structure. The unrealized gains or losses on hedging transactions are measured at fair value, as described in 3.2 (a) above.

Oi S.A. and Subsidiaries

Notes to the Consolidated Quarterly Information

for the periods ended March 31, 2015 and 2014

(Amounts in thousands of Brazilian reais, unless otherwise stated)

These financial assets and liabilities are presented in the balance sheet as follows:

	03/31/2015		12/31/2014
	Carrying amount	Fair value	Carrying amount	Fair value
Financial assets
Cash equivalents	105,824	105,824	224,806	224,806
Cash investments	91,249	91,249	86,807	86,807
Derivative financial instruments	4,962,992	4,962,992	3,025,464	3,025,464
Financial liabilities
Borrowings and financing	17,939,892	17,939,892	14,781,242	14,781,242
Derivative financial instruments	598,390	598,390	425,784	425,784

Derivative financial instruments are summarized as follows:

	Derivatives designated for hedge accounting
		Fair value
		Amounts (payable)/receivable
	Maturity (years)	03/31/2015	12/31/2014
US$/R$ cross currency swaps	0.3 - 8.9	3,442,787	1,816,206
US$/fixed rate cross currency swaps	5.5	744,872	649,293
EUR/R$ cross currency swaps	2.7	(3,762)
EUR/R$ non-deliverable forwards (NDFs)	< 1 year	49,191	23,524

	Derivatives not designated for hedge accounting
	Maturity (years)	Fair value
		Amounts (payable)/receivable
		03/31/2015	12/31/2014
US$/R$ cross currency swaps	0.8	56,207	24,122
R$/US$ cross currency swaps	0.8	(54,121)	(31,290)
US$/R$ non-deliverable forwards (NDFs)	< 1 year	23,751	107,718
EUR/R$ non-deliverable forwards (NDFs)	< 1 year	105,677	10,107

The main foreign currency hedge transactions contracted with financial institutions to minimize the foreign exchange risk are as follows:

Cross currency swap contracts (plain vanilla)

US$/R$: Refer to foreign exchange swaps to protect its US dollar-denominated debt payments. Under these contracts, the asset position is in US dollars plus a fixed interest rate or in US LIBOR plus a fixed interest rate, and the liability position a percentage of interbank deposit rate (CDI) or a fixed rate in real. The main risk of loss in the asset position of these instruments is the US dollar exchange rate fluctuation; however, such losses would be fully offset by the US dollar-denominated debt’s maturities.

R$/US$: Refer to foreign exchange swaps to reverse swap contracts. Under these contracts, the asset position is in US dollar plus a fixed rate and the liability position is a percentage of CDI. The main risk of loss in the liability position of these instruments is the US dollar exchange rate fluctuation; however, such possible losses would be fully offset by the maturities of the reversed US dollar-denominated swaps.

Oi S.A. and Subsidiaries

Notes to the Consolidated Quarterly Information

for the periods ended March 31, 2015 and 2014

(Amounts in thousands of Brazilian reais, unless otherwise stated)

Non-deliverable forwards (NDFs)

US$/R$: Refer to future US dollar sales transactions using NDFs to protect against a depreciation of the Brazilian real in relation to the US dollar. The main strategy for these contracts is to set the foreign exchange rate for the contract period at a fixed amount, thus mitigating the risk of adverse fluctuations on US dollar-denominated debt. In order to extend the hedging period, we can roll over these instruments by selling US dollars for the period equivalent to the short-term NDF in the portfolio and simultaneously purchase US dollars for longer positions.

Euro/R$: Refer to future Euro dollar sales transactions using NDFs to protect against a depreciation of the Brazilian real in relation to the US dollar. The main strategy for these contracts is to set the foreign exchange rate for the contract period at a fixed amount, thus mitigating the risk of adverse fluctuations on euro-denominated debt. In order to extend the hedging period, we can roll over these instruments by selling euro for the period equivalent to the short-term NDF in the portfolio and simultaneously purchase euro for longer positions.

As at March 31, 2015 and 2014, the amounts shown below were recorded as gain or loss on derivatives (see Note 6):

	03/31/2015	03/31/2014
Gain (loss) on currency swaps	2,178,409	(394,820)
Currency forwards	412,639	(334,983)

Total	2,591,048	(729,803)

The movements below, related currency hedges designated for hedge accounting treatment, were recognized in other comprehensive income:

Table of movements in hedge accounting effects in other comprehensive income
Balance at Dec 31, 2014	165,085

Gain on designated hedges	(2,820)
Transfer on ineffective portion to profit or loss	(3,399)
Amortization of hedges to profit or loss at the effective rate	2,302
Deferred taxes on hedge accounting	1,331
Share of subsidiary’s hedge accounting

Balance at Mar 31, 2015	162,499

(a.1) Foreign exchange risk sensitivity analysis

As at March 31, 2015, management estimated the depreciation scenarios of the Brazilian real in relation to other currencies, at the end of the reporting period. The rates used for the probable scenario were the rates prevailing at the end of March 2015. The probable rates were then depreciated by 25% and 50% and used as benchmark for the possible and remote scenarios, respectively.

	Rate
Description	03/31/2015	Depreciation
Probable scenario
US dollar	3.20800	0%
Euro	3.44570	0%
Possible scenario
US dollar	4.01000	25%
Euro	4.30713	25%
Remote scenario
US dollar	4.81200	50%
Euro	5.16855	50%

Oi S.A. and Subsidiaries

Notes to the Consolidated Quarterly Information

for the periods ended March 31, 2015 and 2014

(Amounts in thousands of Brazilian reais, unless otherwise stated)

As at March 31, 2015, management estimated the outflow for the payment of interest and principal of its debt pegged to exchange rates based on the interest rates prevailing at the end of this reporting period and the exchange rates above.

The impacts of foreign exchange exposure, in the sensitivity scenarios estimated by the Company, are shown in the table below:

	03/31/2015
Description	Individual risk	Probable scenario	Possible scenario	Remote scenario
US dollar debt	Dollar appreciation	15,701,980	19,627,475	23,552,970
Derivatives (net position—US$)	Dollar depreciation	(16,349,528)	(20,436,910)	(24,524,292)
US dollar cash	Dollar depreciation	(170,393)	(212,991)	(255,590)
Euro debt	Euro appreciation	2,628,423	3,285,529	3,942,635
Derivatives (net position—euro)	Euro depreciation	(2,808,352)	(3,510,440)	(4,212,528)
Euro cash	Euro depreciation	(26,680)	(33,350)	(40,020)

Total pegged to exchange rate		(1,024,550)	(1,280,687)	(1,536,825)

b.	Interest rate risk

Financial assets

Cash equivalents and cash investments in local currency are substantially maintained in financial investment funds exclusively managed for the Company and its subsidiaries, and investments in private securities issued by prime financial institutions.

The interest rate risk linked to these assets arises from the possibility of decreases in these rates and consequent decrease in the return on these assets.

Financial liabilities

The Company and its subsidiaries have borrowings and financing subject to floating interest rates, based on the Long-term Interest Rate (TJLP) or the CDI, in the case of real-denominated debt, and on the LIBOR, in the case of U.S. dollar-denominated debt.

As at March 31, 2015, approximately 57.9% (60.3% at December 31, 2014) of the incurred debt, less adjustment for derivative transactions, was subject to floating interest rates. After the derivative transactions, approximately 85.2% (79.4% at December 31, 2014) of the consolidated debt was subject to floating interest rates. The most material exposure of Company’s and its subsidiaries’ debt after the hedging transactions is to CDI. Therefore, a continued increase in this interest rate would have an adverse impact on future interest payments and hedging adjustments. However, as the Company’s and its subsidiaries’ cash is invested mainly in securities pegged to the CDI fluctuation, the net exposure to CDI of current liabilities does not constitute a material risk for the Company and its subsidiaries.

Oi S.A. and Subsidiaries

Notes to the Consolidated Quarterly Information

for the periods ended March 31, 2015 and 2014

(Amounts in thousands of Brazilian reais, unless otherwise stated)

We continuously monitor these market rates to assess the possible contracting of instruments to hedge against the risk of fluctuation of these rates.

These assets and liabilities are presented in the balance sheet as follows:

	03/31/2015		12/31/2014
	Carrying amount	Market value	Carrying amount	Market value
Financial assets
Cash equivalents	1,290,364	1,290,364	1,692,115	1,692,115
Cash investments	166,401	166,401	195,893	195,893
Derivative financial instruments	286,158	286,158	196,017	196,017
Financial liabilities
Borrowings and financing	18,553,261	18,553,261	17,722,928	17,722,928
Derivative financial instruments	325,478	325,478	241,138	241,138

The amounts of contracted derivatives to hedge against floating interest rates on outstanding debt are summarized below:

	Derivatives designated for hedge accounting
	Maturity (years)	Fair value
		Amounts (payable)/receivable
		03/31/2015	12/31/2014
Fixed rate/DI rate swaps	5.5	(30,678)	(37,627)
US$ LIBOR/US$ fixed rate swaps	0.3	(552)	(1,413)

	Derivatives not designated for hedge accounting
	Maturity (years)	Fair value
		Amounts (payable)/receivable
		03/31/2015	12/31/2014
US$ LIBOR/US$ fixed rate swaps	0.8 - 6.8	(293,950)	(200,771)
US$ fixed rate/US$ LIBOR swaps	6.8	285,860	194,690

The main hedging transactions contracted with financial institutions to minimize the interest rate risk are as follows:

Interest rate swaps

US$ LIBOR/US$ fixed rate: Refer to interest rate swaps to protect debt payments pegged to US dollar floating rates from exchange fluctuation. Under these contracts, the asset position in US dollar LIBOR and the liability position is a fixed rate. The risk of loss in the asset position of these instruments is, therefore, the fluctuation of the US dollar LIBOR; however, such possible losses would be fully offset by maturities of US dollar-denominated debt pegged to LIBOR.

US$ fixed rate/US$ LIBOR: Refers to the interest rate swap transaction that changes US dollar-denominated debt payments from fixed rate to floating rate. Under this contract, the asset position is a US dollar fixed rate and a LIBOR liability position to reduce the cost of the backing debt, as part of the Company’s onerous liability management strategy.

Oi S.A. and Subsidiaries

Notes to the Consolidated Quarterly Information

for the periods ended March 31, 2015 and 2014

(Amounts in thousands of Brazilian reais, unless otherwise stated)

R$ fixed rate/CDI: Refer to interest rate swaps to convert a foreign exchange swap liability position at a fixed rate into R$ to a liability subject to a DI percentage. This transaction is intended to swap the exchange peg of a certain dollar-denominated debt to a floating DI position, cancelling the debt’s current fixed rate position.

As at March 31, 2015 and 2014, the amounts shown below were recorded as gain or loss on derivative instruments: (see Note 6)

	03/31/2015	03/31/2014
Loss on interest rate swap	(27,653)	(208)

Total	(27,653)	(208)

The movements below, related interest rate hedges designated for hedge accounting treatment, were recognized in other comprehensive income:

Table of movements in hedge accounting effects in other comprehensive income
Balance at Dec 31, 2014	(41,442)

Gain on designated hedges	7,940
Transfer on ineffective portion to profit or loss	(156)
Amortization of hedges to profit or loss at the effective rate	696
Deferred taxes on hedge accounting	(2,884)
Share of subsidiary’s hedge accounting

Balance at Mar 31, 2015	(35,846)

b.1	Interest rate fluctuation risk sensitivity analysis

Management believes that the most significant risk related to interest rate fluctuations arises from its liabilities pegged to the TJLP, the USD LIBOR, and mainly the CDI. This risk is associated to an increase in those rates.

As at March 31, 2015, management estimated the fluctuation scenarios of the rates the CDI, the TJLP, and the USD LIBOR. The rates used for the probable scenario were the rates prevailing at the end of the reporting period. These rates have been stressed by 25 and 50 percent, and used as benchmark for the possible and remote scenarios. Note that beginning January 2015, the TJLP increase from 5.0% p.a. to 5.5% p.a. Before the end of the current quarter, the National Monetary had decided for an new increase for this rate, this time to 6.0% p.a., effective beginning April 1 to June 30, 2015.

03/31/2015
Interest rate scenarios
Probable scenario			Possible scenario			Remote scenario
CDI	TJLP	6M USD LIBOR	CDI	TJLP	6M USD LIBOR	CDI	TJLP	6M USD LIBOR
12.60%	5.50%	0.40065%	15.75%	6.88%	0.50081%	18.90%	8.25%	0.60098%

As at March 31, 2015, management estimated the future outflows for the payment of interest and principal of its debt pegged to CDI, TJLP, and US$ LIBOR based on the interest rates above. The outflows for repayment of Oi Group related party debt were not considered.

Oi S.A. and Subsidiaries

Notes to the Consolidated Quarterly Information

for the periods ended March 31, 2015 and 2014

(Amounts in thousands of Brazilian reais, unless otherwise stated)

Such sensitivity analysis considers payment outflows in future dates. Thus, the aggregate of the amounts for each scenario is not equivalent to the fair values, or even the present values of these liabilities. The fair values of these liabilities, should the Company’s credit risk remain unchanged, would not be impacted in the event of fluctuations in interest rates, as the interest rates used to estimate future cash outflows would be the same rates that discount such flows to present value.

The impacts of exposure to interest rates, in the sensitivity scenarios estimated by the Company, are shown in the table below:

03/31/2015
Transaction	Individual risk	Probable scenario	Possible scenario	Remote scenario
CDI-indexed debt	CDI increase	3,236,650	3,890,225	4,537,701
Derivative financial instruments (net position—CDI)	CDI increase	6,719,260	8,293,147	9,850,876
TJLP-indexed debt	TJLP increase	1,336,350	1,484,545	1,617,777
US LIBOR-indexed debt	US LIBOR increase	173,505	181,732	189,959
Derivative instruments (net position—LIBOR)	USD LIBOR decrease	(139,389)	(145,940)	(152,493)

Total pegged to interest rates		11,326,376	13,703,709	16,043,820

3.4.2.	Credit risk

The concentration of credit risk associated to trade receivables is immaterial due to the diversification of the portfolio. Doubtful receivables are adequately covered by an allowance for doubtful accounts.

Transactions with financial institutions (cash investments and borrowings and financing) are made with prime entities, avoiding the concentration risk. The credit risk of financial investments is assessed by setting caps for investment in the counterparts, taking into consideration the ratings released by the main international risk rating agencies for each one of such counterparts. As at March 31, 2015, approximately 99.32% of the consolidated cash investments were made with counterparties with an AAA, AA or sovereign risk rating.

The Company had credit risks related to dividends receivable associated to the investment in Unitel. The credit risks associated to these dividends receivable from Unitel are detailed in Note 1 (Risks related to the stake held in Unitel).

3.4.3.	Liquidity risk

The liquidity risk also arises from the possibility of the Company being unable to discharge its liabilities on maturity dates and obtain cash due to market liquidity restrictions.

Management uses its resources mainly to fund capital expenditures incurred on the expansion and upgrading of the network, invest in new businesses, pay dividends, and refinance its debt.

Conditions are met with internally generated cash flows, short- and long-term debt, and third party financing. These sources of funds, coupled with the Company’s solid financial position, will continue to ensure the compliance with established capital requirements.

The Oi Group has two revolving credit facilities that increases short-term liquidity and increases the cash management efficiency, and is consistent with its capital cost reduction strategic focus.

Oi S.A. and Subsidiaries

Notes to the Consolidated Quarterly Information

for the periods ended March 31, 2015 and 2014

(Amounts in thousands of Brazilian reais, unless otherwise stated)

The revolving credit facilities were contracted in November 2011 and December 2012 with syndicates consisting of several global banks.

The following are the contractual maturities of the financial liabilities, including estimated interest payments, where applicable:

	Less than a year	One to three year	Four to five years	Over five years	Total
At March 31, 2015
Borrowings and financing, and derivative financial instruments (i)	7,000,322	16,413,551	7,702,330	4,611,785	35,727,988
Debentures (i)	922,679	6,176,348	6,976,346	8,178	14,083,551
Trade payables (ii)	1,246,404				1,246,404
Licenses and concessions (iii)	763,282	725,812	297		1,489,391
Tax refinancing program (iv)	77,533	310,208	206,806	396,377	990,924

The amounts disclosed in the tables take into account the contractual undiscounted payment outflow estimates, these amounts are not reconciled with the amounts disclosed in the balance sheet for borrowings and financing, derivative financial instruments, and trade payables.

(i)	Includes the future interest payment estimates, calculated based on the applicable interest rates and takes into account all the interest and principal payments that would be made on the contractual settlement dates;

(ii)	Consists of the estimated obligations for the purchase of fixed-line and mobile telephony equipment in Brazil with contractual obligations entered into with our suppliers, including all the significant terms and conditions, and the approximate transaction life; and

(iii)	Consists of obligations due to ANATEL related to the radiofrequency licenses. Includes accrued, unpaid interest for each period.

(iv)	Consists of the tax installment plan designed under the tax refinancing programs. Includes accrued, unpaid interest for each period.

Capital management

The Company manages its equity structure according to best market practices.

The objective of capital management is to ensure that liquidity levels and financial leverage that allow the sustained growth of the Group, the compliance with the strategic investment plan, and returns to our shareholders.

The Company may change its capital structure, according to existing economic and financial conditions, to optimize its financial leverage and debt management.

The indicators used to measure capital structure management are: gross debt to accumulated twelve-month EBITDA (Earnings before Interest, Taxes, Depreciation and Amortization), net debt (gross debt less cash and cash equivalents and cash investments) to accumulated twelve-month EBITDA, and the interest coverage ratio, as follows:

Gross debt to EBITDA	from 2x to 4.0x
Net debt to EBITDA	from 1.4x to 3x
Interest coverage ratio (*)	greater than 1.75

(*)	Measures the Company’s ability to settle its future interest obligations.

Oi S.A. and Subsidiaries

Notes to the Consolidated Quarterly Information

for the periods ended March 31, 2015 and 2014

(Amounts in thousands of Brazilian reais, unless otherwise stated)

3.4.4.	Risk of acceleration of maturity of borrowings and financing

Under some debt instruments of the Company, default events can trigger the accelerated maturity of other debt instruments. The impossibility to incur in new debt might prevent such companies from investing in their business and incur in required or advisable capital expenditures, which would reduce future sales and adversely impact their profitability. Additionally, the funds necessary to meet the payment commitments of the borrowings raised can reduce the amount of funds available for capital expenditures.

The risk of accelerated maturity arising from noncompliance of financial covenants associated to the debt is detailed in Note 17, ‘Covenants’.

4	NET OPERATING REVENUE

	03/31/2015	03/31/2014
Gross operating revenue	11,159,427	11,160,096

Deductions from gross revenue	(4,119,492)	(4,283,593)
Taxes	(2,111,310)	(2,304,298)
Other deductions	(2,008,182)	(1,979,295)

NET OPERATING REVENUE	7,039,935	6,876,503

5	REVENUE AND EXPENSES BY NATURE

	03/31/2015	03/31/2014
NET OPERATING REVENUE	7,039,935	6,876,503

Operating income (expenses):
Interconnection	(505,803)	(755,970)
Personnel	(616,516)	(659,837)
Third-party services	(1,553,434)	(1,492,059)
Grid maintenance service	(459,588)	(474,852)
Handset and other costs	(148,911)	(102,348)
Advertising and publicity	(39,157)	(118,143)
Rentals and insurance	(886,435)	(776,857)
Provisions/reversals	(223,144)	(146,265)
Allowance for doubtful accounts	(169,276)	(203,226)
Taxes and other income (expenses) (i)	(426,412)	(440,693)
Other operating income (expenses), net (ii)		1,247,127

Operating expenses excluding depreciation and amortization	(5,028,676)	(3,923,123)

Depreciation and amortization	(1,218,388)	(1,144,450)

Total operating expenses	(6,247,064)	(5,067,573)

Profit before financial income (expenses) and taxes	792,871	1,808,930

Financial income (expenses):
Financial income	306,921	279,015
Financial expenses	(1,576,008)	(1,472,858)

Total financial income (expenses)	(1,269,087)	(1,193,843)

Profit (loss) before taxes	(476,216)	615,087

Income tax and social contribution	62,120	(387,574)

Profit (loss) from continuing operations	(414,096)	227,513

Oi S.A. and Subsidiaries

Notes to the Consolidated Quarterly Information

for the periods ended March 31, 2015 and 2014

(Amounts in thousands of Brazilian reais, unless otherwise stated)

	03/31/2015	03/31/2014
Discontinued operations
Loss for the quarter from discontinued operations, net (net of taxes)	(32,445)
Profit (loss) for the period	(446,541)	227,513
Profit (loss) attributable to owners of the Company	(401,317)	227,513
Profit attributable to non-controlling interests	(45,224)
Operating expenses by function:
Cost of sales and/or services	(3,794,762)	(3,761,476)
Selling expenses	(1,147,766)	(1,356,485)
General and administrative expenses	(949,395)	(895,587)
Other operating income	184,778	1,511,569
Other operating expenses	(540,351)	(562,983)
Share of profits of subsidiaries	432	(2,611)

Total operating expenses	(6,247,064)	(5,067,573)

(i)	Includes share of profits of subsidiaries totaling income of R$110,852 in the company (R$663,853 at March 31, 2014) and expense of R$432 (R$2,611 at March 31, 2014) on a consolidated basis.
(ii)	In March 2014, revenue includes basically: (i) R$1.3 billion, net of transaction expenses, related to the sale of 100% of the share capital of one our subsidiaries owner of telecommunications towers used to provide mobile telephone services

6	FINANCIAL INCOME (EXPENSES)

	03/31/2015	03/31/2014
Financial income
Interest on and inflation adjustment to other assets	183,938	195,762
Exchange differences on translating foreign cash investments	44,518	(5,619)
Income from cash investments	44,679	74,252
Dividends received		626
Interest on and inflation adjustment to intragroup loans	3,161
Other income	30,625	13,994

Total	306,921	279,015

Financial expenses and other charges
a) Borrowing and financing costs
Financial instrument transactions	2,563,395	(730,011)
Inflation adjustment to and exchange losses on third-party borrowings	(2,756,890)	492,571
Interest on borrowings payable to third parties	(611,532)	(463,920)
Interest on debentures	(286,755)	(273,442)
Interest on and inflation adjustment to intragroup borrowings

Subtotal:	(1,091,782)	(974,802)

b) Other charges
Interest on and inflation adjustment to other liabilities	(227,996)	(206,303)
Tax on transactions and bank fees	(98,277)	(46,420)
Inflation adjustment to provisions	(52,576)	(98,673)
Interest on taxes in installments—tax financing program	(23,780)	(26,009)
Other expenses	(81,597)	(120,651)

Subtotal:	(484,226)	(498,056)

Total	(1,576,008)	(1,472,858)

FINANCIAL INCOME (EXPENSES)	(1,269,087)	(1,193,843)

Oi S.A. and Subsidiaries

Notes to the Consolidated Quarterly Information

for the periods ended March 31, 2015 and 2014

(Amounts in thousands of Brazilian reais, unless otherwise stated)

7	INCOME TAX AND SOCIAL CONTRIBUTION

Income taxes encompass the income tax and the social contribution. The income tax rate is 25% and the social contribution rate is 9%, generating aggregate nominal tax rate of 34%.

The provision for income tax and social contribution is broken down as follows:

	03/31/2015	03/31/2014
Income tax and social contribution
Current taxes	(271,043)	(397,635)
Deferred taxes	333,163	10,061

Total	62,120	(387,574)

	03/31/2015	03/31/2014
Profit (loss) before taxes	(476,216)	615,087
Profit of companies not subject to income tax and social contribution calculation	(109,375)	16,031

Total taxed income	(585,591)	631,118

Income tax and social contribution
Income tax and social contribution on taxed income	199,101	(214,580)
Share of profits of subsidiaries	147	(888)
Tax effects of interest on capital
Tax incentives (basically, operating profit) (i)	10,792	19,097
Permanent deductions (additions) (ii)	(117,206)	(157,621)
Utilization of tax loss carryforwards		166
Unrecognized deferred tax assets (iii)	(35,858)	(33,748)
Effects of differentiated tax rates (iv)	5,144

Income tax and social contribution effect on profit or loss	62,120	(387,574)

(i)	Refers to the exploration profit recognized in the profit or loss of subsidiary Oi Móvel pursuant to Law 11638/2007.
(ii)	The main components of permanent deduction (addition) tax effects are: nondeductible fines, sponsorships, nondeductible donations, income from expired dividends, and goodwill amortization (pre-merger period).
(iii)	Refer to adjustments to deferred tax assets because of subsidiaries that do not recognize tax credits on tax loss carryforwards.
(iv)	This line item corresponds to the effects of the difference between the tax rate levied in Brazil and the tax rates levied on other Group companies, namely in Africa.

The quarterly financial information for the quarter ended March 31, 2015 has been prepared considering management’s best estimates and incorporate procedures introduced by Law 12973/2014.

Management conducted an early assessment of the material aspects of its operations/activities, based on the new provisions of the tax introduced by Provisional Act 627, of November 11, 2013 (“MP 627/2013”), as subsequently amended during its approval procedure by the National Congress, resulting in Bill 02/2014 (“PLV 02/2014”), and the provisions of Regulatory Instruction 1397, of September 16, 2013, as amended by Regulatory Instruction 1422, of December 19, 2013 (“IN 1397/2013”). Based on this assessment, Management did not identify any material impacts as compared to the used under the regime in place until December 31, 2014 (for those entities that did not elect the early adoption of Law 12973/2014).

Oi S.A. and Subsidiaries

Notes to the Consolidated Quarterly Information

for the periods ended March 31, 2015 and 2014

(Amounts in thousands of Brazilian reais, unless otherwise stated)

We emphasize that the PLV 02/2014 resulted in the publication of the Law 12973/2014 on May 14, 2014, which, in a preliminary analysis, does not change the conclusions described above. The Company did not elect the early adoption of said Law and is subject to its provisions starting January 1, 2015.

8	CASH, CASH EQUIVALENTS AND CASH INVESTMENTS

Cash investments made by the Company and its subsidiaries in the periods ended March 31, 2015 and December 31, 2014 are classified as held for trading securities and are measured at their fair values.

a.	Cash and cash equivalents

	03/31/2015	12/31/2014
Cash and banks	425,651	532,285
Cash equivalents	1,396,188	1,916,921

Total	1,821,839	2,449,206

	03/31/2015	12/31/2014
Exclusive investment funds	693,053	1,007,728
Bank certificates of deposit (CDBs)	533,890	652,948
Repurchase agreements	104,681	66,183
Time deposits	61,988	187,117
Other	2,576	2,945

Cash equivalents	1,396,188	1,916,921

b.	Cash investments

	03/31/2015	12/31/2014
Exclusive investment funds	142,013	171,415
Private securities	115,637	111,285

Total	257,650	282,700

Current	142,013	171,415
Non-current	115,637	111,285

c.	Breakdown of the exclusive investment funds portfolios

	03/31/2015	12/31/2014
Repurchase agreements	333,775	707,304
Bank certificates of deposit (CDBs)	258,428	267,168
Time deposits	85,069	18,406
Other	15,781	14,850

Securities classified as cash equivalents	693,053	1,007,728

Government securities	142,013	171,415
Securities classified as short-term investments	142,013	171,415

Total invested in exclusive funds	835,066	1,179,143

The Company and its subsidiaries have cash investments in exclusive investment funds in Brazil and abroad, for the purpose of obtaining a return on its cash, and which are benchmarked against the CDI in Brazil and LIBOR abroad.

Oi S.A. and Subsidiaries

Notes to the Consolidated Quarterly Information

for the periods ended March 31, 2015 and 2014

(Amounts in thousands of Brazilian reais, unless otherwise stated)

9	ACCOUNTS RECEIVABLE

	03/31/2015	12/31/2014
Billed services	6,191,538	5,481,028
Unbilled services	1,568,984	1,450,777
Mobile handsets and accessories sold	833,065	1,032,022
Allowance for doubtful accounts	(501,956)	(513,787)

Total	8,091,631	7,450,040

The aging list of trade receivables is as follows:

	03/31/2015	12/31/2014
Current	6,527,193	5,878,915
Past-due up to 60 days	1,216,934	1,388,330
Past-due from 61 to 90 days	197,515	136,200
Past-due from 91 to 120 days	157,364	113,212
Past-due from 121 to 150 days	117,676	102,139
Over 150 days past-due (i)	376,905	345,031

Total	8,593,587	7,963,827

The movements in the allowance for doubtful accounts were as follows:

Balance at Dec 31, 2014	(513,787)

Allowance for doubtful accounts	(145,525)
Trade receivables written off as uncollectible	157,356

Balance at Mar 31, 2015	(501,956)

10	CURRENT AND DEFERRED TAXES

	Assets
	03/31/2015	12/31/2014
Current recoverable taxes
Recoverable income tax (IRPJ) (i)	47,483	485,929
Recoverable social contribution (CSLL) (i)	19,491	182,772
IRRF/CSLL—withholding income taxes (ii)	468,584	428,488

Total current	535,558	1,097,189

Deferred taxes recoverable
Income tax on tax credits—merged goodwill (iii)	1,149,261	1,180,524
Social contribution on tax credits—merged goodwill (iii)	413,734	424,989
Income tax on temporary differences (iv)	2,237,248	2,073,875
Social contribution on temporary differences (iv)	712,874	655,156
Income tax on tax loss carryforwards (iv)	2,419,394	2,353,806
Social contribution on tax loss carryforwards (iv)	901,995	876,478

Subtotal—deferred taxes recoverable	7,834,506	7,564,828

Deferred taxes recoverable (v)	393,615	60,944

Non-total current	8,228,121	7,625,772

Oi S.A. and Subsidiaries

Notes to the Consolidated Quarterly Information

for the periods ended March 31, 2015 and 2014

(Amounts in thousands of Brazilian reais, unless otherwise stated)

	Liabilities
	03/31/2015	12/31/2014
Current taxes payable
Income tax payable	100,247	306,366
Social contribution payable	94,112	170,916

Total current	194,359	477,282

(i)	Refer mainly to prepaid income tax and social contribution that will be offset against federal taxes payable in the future.
(ii)	Refer to corporate income tax credits on cash investments, intragroup loans, government entities, and other that are used as deductions from income tax for the periods, and social contribution withheld at source on services provided to government agencies.
(iii)	The Company merged the deferred income tax and social contribution amounts calculated as tax benefit originating from the goodwill paid on acquisition and recognized by the acquirees in 2009. The tax credits are realized as goodwill based on the STFC license and the appreciation of tangible assets is amortized, and should be utilized in tax offsetting estimated until 2034.
(iv)	Deferred income tax and social contribution assets are recognized only to the extent that it is probable that there will be a positive tax base for which temporary differences can be used and tax loss carryforwards can be offset. Deferred income tax and social contribution assets are reviewed at the end of each annual period and are written down as their realization is no longer possible. The Company and its subsidiaries offset their tax loss carryforwards against taxable income up to a limit of 30% per year, pursuant to the prevailing tax law.

Additionally, as at March 31, 2015, only part of tax credits on tax loss carryforwards or tax credits on temporary differences has been recognized for direct and indirect subsidiaries that do not have a profitability history and or do not expect to generate sufficient taxable profit. Unrecognized tax credits total R$233,679 (R$217,655 at December 31, 2014).

The table below shows the expected realization periods of deferred tax assets resulting from tax credits on tax loss carryforwards and temporary differences:

2015	344,929
2016	380,392
2017	409,992
2018	526,947
2019	988,339
2020 to 2022	3,100,117
2023 to 2024	520,795

Total	6,271,511

(v)	Refer mainly to prior years’ prepaid income tax and social contribution that will be offset against federal taxes payable.

Oi S.A. and Subsidiaries

Notes to the Consolidated Quarterly Information

for the periods ended March 31, 2015 and 2014

(Amounts in thousands of Brazilian reais, unless otherwise stated)

Movements in deferred income tax and social contribution

	Balance at 12/31/2014	Recognized in deferred tax income/ expenses	Recognized directly in equity	Balance at 03/31/2015
Deferred tax assets arising on:
Temporary differences
Business combination with PT
PROVISIONS	1,534,792	4,136		1,538,928
Provisions for suspended taxes	133,958	1,155		135,113
Provisions for pension funds and impacts of CPC 33 (R1)	183,148	6,996	(6,039)	184,105
Allowance for doubtful accounts	592,279	24,903		617,182
Profit sharing	86,534	(13,273)		73,261
Foreign exchange differences	556,389	303,039		859,428
Merged goodwill	1,605,513	(42,518)		1,562,995
Hedge accounting	(63,695)		(1,553)	(65,248)
Other temporary add-backs and deductions	(294,374)	(193,010)	94,737	(392,647)
Tax loss carryforwards
Income tax loss carryforwards	2,353,806	182,671	(117,083)	2,419,394
Social contribution carryforwards	876,478	67,667	(42,150)	901,995

Total	7,564,828	341,766	(72,088)	7,834,506

11	OTHER TAXES

	Assets
	03/31/2015	12/31/2014
Recoverable State VAT (ICMS) (i)	1,418,006	1,512,543
Taxes on revenue (PIS and COFINS)	177,078	181,772
Other	90,289	101,851

Total	1,685,373	1,796,166

Current	961,538	1,054,255
Non-current	723,835	741,911

	Liabilities
	03/31/2015	12/31/2014
State VAT (ICMS)	741,949	709,126
ICMS Agreement No. 69/1998	87,197	80,287
Taxes on revenue (PIS and COFINS)	610,098	664,278
FUST/FUNTTEL/broadcasting fees	819,062	807,576
Other	147,654	281,059

Total	2,405,960	2,542,326

Current	1,509,315	1,667,599
Non-current	896,645	874,727

(i)	Recoverable ICMS arises mostly from prepaid taxes and credits claimed on purchases of property, plant and equipment, which can be offset against ICMS payable within 48 months, pursuant to Supplementary Law 102/2000.

12	JUDICIAL DEPOSITS

In some situations the Company makes, by legal requirement or to provide guarantees, judicial deposits to ensure the continuity of ongoing lawsuits. These judicial deposits can be required for lawsuits with a likelihood of loss, as assessed by the Company based on the opinion of its legal counsel, as probable, possible, or remote.

Oi S.A. and Subsidiaries

Notes to the Consolidated Quarterly Information

for the periods ended March 31, 2015 and 2014

(Amounts in thousands of Brazilian reais, unless otherwise stated)

	03/31/2015	12/31/2014
Civil	9,125,825	8,919,658
Tax	2,528,083	2,466,187
Labor	2,068,849	2,007,822

Total	13,722,757	13,393,667

Current	1,162,528	1,133,639
Non-current	12,560,229	12,260,028

As set forth by relevant legislation, judicial deposits are adjusted for inflation.

13	INVESTMENTS

	03/31/2015	12/31/2014
Investment in subsidiaries
Joint arrangements	71,909	74,803
Tax incentives, net of allowances for losses	31,579	31,579
Other investments	42,034	42,029

Total	145,522	148,411

Summary of the movements in investment balances

Balance at Dec 31, 2014	148,411

Share of profits of subsidiaries	432
Equity in earnings transferred to held-for-sale assets	(3,326)
Other	5

Balance at Mar 31, 2015	145,522

14	PROPERTY, PLANT AND EQUIPMENT

	Works in progress	Automatic switching equipment	Transmission and other equipment (1)	Infrastructure	Buildings	Other assets	Total
Cost of PP&E (gross amount)
Balance at Dec 31, 2014	2,657,409	18,767,622	47,661,787	25,025,369	3,641,753	4,792,264	102,546,204

Additions	734,770		58,359	889	150	8,785	802,953
Write-offs			(2,072)	(16,394)		(734)	(19,200)
Transfers	(1,210,068)	46,465	583,272	502,823	(14,708)	92,216

Balance at Mar 31, 2015	2,182,111	18,814,087	48,301,346	25,512,687	3,627,195	4,892,531	103,329,957

Accumulated depreciation
Balance at Dec 31, 2014		(16,536,253)	(34,693,873)	(19,637,902)	(1,773,042)	(4,235,108)	(76,876,178)
Depreciation expenses		(86,334)	(479,087)	(273,683)	(20,626)	(55,162)	(914,892)
Write-offs			1,982	15,819		101	17,902
Transfers		123	(149)	(1,736)	(13,622)	15,384

Balance at Mar 31, 2015		(16,622,464)	(35,171,127)	(19,897,502)	(1,807,290)	(4,274,785)	(77,773,168)

Property, plant and equipment, net

Balance at Dec 31, 2014	2,657,409	2,231,369	12,967,914	5,387,467	1,868,711	557,156	25,670,026

Balance at Mar 31, 2015	2,182,111	2,191,623	13,130,219	5,615,185	1,819,905	617,746	25,556,789

Annual depreciation rate (average)		11%	10%	8%	8%	12%

(1)	Transmission and other equipment includes transmission and data communication equipment.

Oi S.A. and Subsidiaries

Notes to the Consolidated Quarterly Information

for the periods ended March 31, 2015 and 2014

(Amounts in thousands of Brazilian reais, unless otherwise stated)

Additional disclosures

Pursuant to ANATEL’s concession agreements, all property, plant and equipment items capitalized by the Company that are indispensable for the provision of the services granted under said agreements are considered returnable assets and are part of the concession’s cost. These assets are handed over to ANATEL upon the termination of the concession agreements that are not renewed.

As at March 31, 2015, the residual balance of the Company’s returnable assets is R$8,256,934 (R$8,199,356 at December 31, 2014) and consists of assets and installations in progress, switching and transmission equipment, payphones, outside network equipment, power equipment, and systems and operation support equipment.

In the period ended March 31, 2015, financial charges and transaction costs incurred on works in progress were capitalized at the average rate of 9% per year.

15	INTANGIBLE ASSETS

	Goodwill	Intangibles in progress	Data processing systems	Regulatory licenses	Other	Total
Cost of intangibles (gross amount)
Balance at Dec 31, 2014	613,719	156,718	7,310,309	4,041,011	1,160,211	13,281,968

Additions		157,648	6,774		12,761	177,183
Transfers		(117,675)	114,951		2,724

Balance at Mar 31, 2015	613,719	196,691	7,432,034	4,041,011	1,175,696	13,459,151

Accumulated amortization
Balance at Dec 31, 2014	(459,645)		(5,874,996)	(2,394,221)	(862,128)	(9,590,990)

Amortization expenses	(8,473)		(139,013)	(67,935)	(42,969)	(258,390)

Balance at Mar 31, 2015	(468,118)		(6,014,009)	(2,462,156)	(905,097)	(9,849,380)

Intangible assets, net

Balance at Dec 31, 2014	154,074	156,718	1,435,313	1,646,790	298,083	3,690,978

Balance at Mar 31, 2015	145,601	196,691	1,418,025	1,578,855	270,599	3,609,771

Annual amortization rate (average)			20%	9%	16%

Goodwill

The Company and its subsidiaries also recognize goodwill arising on the acquisition of investments based on expected future earnings.

In December 2014, annual impairment tests were conducted based on ten-year discounted cash flow projections, using perpetuity-based amounts in the last year, which is the period in which the entity expected to recover the investments made when the business was acquired, by applying an average growth rate of 24.2% for Pay TV, 14.5% for Means of Payment, 6.0% for RII Internet provider, and 4.7% for RII Multimedia, discount rate of 12.3%, and use of perpetuity-based amounts in the last year. The tests did not show any impairment losses, as summarized below:

Cash-generating unit (CGU)	Asset balance	Goodwill allocated to the CGU	Recoverable amount valuation basis	Value in use
Pay TV	46,723	37,690	84,413	912,893
Means of payment	77,591	36,211	113,802	139,781
RII Internet service provider	27,189	72,828	100,017	287,755
RII multimedia	169,474	7,345	176,819	650,116

Total	320,977	154,074	475,051	1,990,545

Oi S.A. and Subsidiaries

Notes to the Consolidated Quarterly Information

for the periods ended March 31, 2015 and 2014

(Amounts in thousands of Brazilian reais, unless otherwise stated)

16	TRADE PAYABLES

	03/31/2015	12/31/2014
Infrastructure, network and plant maintenance materials	1,865,096	1,708,777
Services	1,991,624	1,985,629
Rental of polls and rights-of-way	376,087	422,423
Other	114,511	219,737

Total	4,347,318	4,336,566

17	BORROWINGS AND FINANCING

Borrowings and financing by type

	03/31/2015	12/31/2014	Maturity (principal and interest)	TIR %
Development Banks - BNDES	5,730,752	5,871,576	Mar 2015 to Jul 2021	10.81
Public debentures	7,768,685	7,807,389	Mar 2015 to Jul 2021	13.51
Financial institutions	25,964,696	22,644,230
Bank Credit Note (CCB)	4,604,386	4,503,810	Mar 2015 to Jan 2028	11.96
Senior Notes—local currency	1,105,257	1,136,801	Mar 2015 to Sep 2016	11.91
Certificates of Real Estate Receivables (CRI)	1,564,882	1,496,674	Mar 2015 to Aug 2022	12.71
ECA—Export Credit Agency	4,574,804	3,532,048	Mar 2015 to May 2022	10.11
Senior Notes—foreign currency (i)	13,755,600	11,600,563	Mar 2015 to Feb 2022	14.61
Other	359,767	374,334	Mar 2015 to Dec 2033	11.95

Subtotal	39,464,133	36,323,195

Incurred debt issuance cost	(502,131)	(473,800)

Total	38,962,002	35,849,395

Current	4,909,588	4,463,728
Non-current	34,052,414	31,385,667

(i)	In 2014 the Company bought back own obligations maturing in 2022, in the nominal amount of US$33 million (R$106 million at March 31, 2015), which the Company intends to cancel or hold to maturity.

Debt issuance costs by type

	03/31/2015	12/31/2014
Financial institutions	469,300	438,690
Public debentures	28,464	30,513
BNDES	4,367	4,597

Total	502,131	473,800

Current	111,619	107,695
Non-current	390,512	366,105

Breakdown of the debt by currency

	03/31/2015	12/31/2014
Brazilian reais	21,022,110	21,068,153
US dollar	15,323,812	12,368,551
Euro	2,616,080	2,412,691

Total	38,962,002	35,849,395

Oi S.A. and Subsidiaries

Notes to the Consolidated Quarterly Information

for the periods ended March 31, 2015 and 2014

(Amounts in thousands of Brazilian reais, unless otherwise stated)

Breakdown of the debt by currency

	03/31/2015	12/31/2014
Fixed rate	16,360,591	14,146,444
CDI	9,881,925	9,811,490
TJLP	5,031,892	5,149,392
IPCA	3,869,561	3,798,431
LIBOR	3,639,444	2,762,046
INPC	178,589	181,592

Total	38,962,002	35,849,395

Maturity schedule of the long-term debt and debt issuance costs allocation schedule

	Long-term debt	Debt issuance costs
	03/31/2015
2016	4,818,631	69,707
2017	7,629,204	84,259
2018	3,666,991	77,376
2019	4,186,018	68,700
2020 and following years	14,142,082	90,470

Total	34,442,926	390,512

Description of main borrowings and financing

Local currency-denominated financing

Development Banks

The Company and its subsidiary obtained financing facilities with BNDES to fund the expansion and improve the quality of their fixed and mobile nationwide networks and meet their regulatory obligations.

Additionally, the Company and its subsidiaries are parties to current financing agreements with the BNDES and other development banks from the North and Northeast of Brazil, entered into in 2009, 2010, 2012, and 2014 to finance investment projects with goals the referred to above.

Foreign currency-denominated financing

ECA credit facilities

The Company and TMAR contract financing facilities with export credit agencies to finance part of the investments in equipment and services that incorporate foreign technology.

In March 2015, US$141.3 million (R$461.1 million) were disbursed under a financing agreement entered into by Oi with Finnvera—Finnish Export Credit Ltd in October 2014, amounting to US$397.4 million to finance part of our investments.

In February 2015, US$42.8 million (R$123.2 million) were disbursed under a financing agreement entered into by Oi with ONDD—Office National Du Ducroire/Nationale Delcrederedienst amounting to US$257 million to finance part of our investments.

Oi S.A. and Subsidiaries

Notes to the Consolidated Quarterly Information

for the periods ended March 31, 2015 and 2014

(Amounts in thousands of Brazilian reais, unless otherwise stated)

TMAR is a party to current agreements with major export credit agencies, including: SEK—Swedish Export Corporation; CDB—China Development Bank; and ONDD—Office National Du Ducroire; and FEC—Finnish Export Credit.

Public and private debentures

Issuer	Issue	Principal	Maturity	03/31/2015	12/31/2014
Oi	10th		2019	1,500,751	1,633,137
Oi	9th	R$2,000 million	2020	2,355,761	2,386,594
Oi	8th	R$2,350 million	2018	2,424,966	2,352,258
Oi	7th	R$1,000 million	2017	1,079,420	1,047,432
Oi	5th (2nd series)	R$246 million	2020	360,051	340,957
TMAR	2nd	R$31 million	2021	47,736	47,011

Public debentures				7,768,685	7,807,389

The debentures issued by the Company and its subsidiaries do not contain renegotiation clauses.

Guarantees

BNDES financing facilities are collateralized by receivables of the Company and its subsidiaries TMAR and Oi Móvel. The Company provides guarantees to its subsidiaries TMAR and Oi Móvel for such financing facilities, totaling R$4,725 million.

Covenants

The financing agreements of the Company and subsidiaries TMAR and Oi Móvel with the BNDES and other financial institutions, and the debentures issued requires compliance with financial ratios (covenants). The financial ratios of the BNDES agreements are calculated semiannually, in June and December. The other financial ratios are calculated on a quarterly and annual basis.

Specifically for the subsidiaries’ BNDES agreements, the financial ratios are calculated based on the Company’s consolidated financial reporting.

On February 12, 2015, the General Debentureholders’ Meeting of the 9th Issue Debentures ratified the permission for the sale of PT Portugal to Altice, including undertaking the corporate reorganization necessary to implement sale. Also on this date, the General Debentureholders’ Meeting of the 5th Issue Debentures approved: (i) the permission to undertake the corporate reorganization, through the merger of Company shares with and into Telemar Participações S.A. that results in the increase of the Company’s governance level on the BM&FBOVESPA; and (ii) temporary change of the ratios resulting from the calculation of the maximum leverage financial covenants to be determined by the Company for the four quarters of 2015, obtained by dividing the Company’s Total Gross Debt by EBITDA, which must be 4.5 times or lower, except if before or after the actual transfer of PT Portugal shares to Altice and their payment to the Company it is necessary to take into account PT Portugal’s and its subsidiaries’ debts to calculate the Total Gross Debt, which must be 6.0 times or lower, calculated using the Company’s 2015 quarterly financial information and annual financial statements.

Oi S.A. and Subsidiaries

Notes to the Consolidated Quarterly Information

for the periods ended March 31, 2015 and 2014

(Amounts in thousands of Brazilian reais, unless otherwise stated)

Beginning in the first quarter of 2016 (included), the ratios resulting from the calculation of the financial covenants referred to above shall return to the ratios described in the Debenture Indentures, i.e., the Company’s total debt to EBITDA must be 4.0 times or lower, calculated based on the consolidated balance sheet or an EBITDA-to-debt service ratio of 1.75 or higher, also based on the consolidated balance sheet, with the corresponding amendment to the Debenture Indenture.

As a result of the approval of the terms above, the Company approved the payment of a waiver fee to the 5th Issue Debentureholders of R$143.107735 per 2nd series debenture (Cetip Code: TNLE25), totaling R$3,521, and to the 9th Issue Debentureholders of R$105.378745 and R$126.997862 per 1st series (Oi BR-D91) and 2nd series (Oi BR-D92) debenture, totaling R$4,215 and R$20,320, respectively.

The Company has negotiated with its creditors the temporary amendment of the financial covenant ceilings for the leverage ratio (gross debt to EBITDA) for the four quarters of 2015 in context of the sale of PT Portugal to Altice.

At the end of the reporting period, on March 31, 2015, all ratios were complied.

Committed and not used credit facilities

The revolver credit facility transactions were structured so that the Company and its subsidiaries can use the credit facility at any time, over the contractual periods. These transactions provide a comfortable liquidity cushion, strengthening the Group’s capital structure and credit profile, and increase our cash management efficiency.

In December 2014 the Company signed a financing agreement with Banco do Nordeste do Brasil (BNB) amounting to R$370.6 million to finance part of the investments in the Northeast of Brazil in the next two years. There was no disbursement from this facility to date.

18	DERIVATIVE FINANCIAL INSTRUMENTS

	03/31/2015	12/31/2014
Assets
Currency swaps	4,687,895	2,871,904
Interest rate swaps	286,158	196,017
Non-deliverable forwards (NDFs)	275,097	153,560

Total	5,249,150	3,221,481

Current	649,553	340,558
Non-current	4,599,597	2,880,923
Liabilities
Currency swaps	501,912	413,573
Interest rate swaps	325,478	241,138
Non-deliverable forwards (NDFs)	96,478	12,211

Total	923,868	666,922

Current	708,729	523,951
Non-current	215,139	142,971

Oi S.A. and Subsidiaries

Notes to the Consolidated Quarterly Information

for the periods ended March 31, 2015 and 2014

(Amounts in thousands of Brazilian reais, unless otherwise stated)

19	LICENSES AND CONCESSIONS PAYABLE

	03/31/2015	12/31/2014
SMP	1,337,064	1,238,209
STFC concessions	152,327	123,731

Total	1,489,391	1,361,940

Current	763,282	675,965
Non-current	726,109	685,975

Correspond to the amounts payable to ANATEL for the radiofrequency concessions and the licenses to provide the SMP services, and STFC service concessions, obtained at public auctions.

The payment schedule is as follows:

2015	763,282
2016	719,894
2017	2,959
2018	2,959
2019	297

Total	1,489,391

20	TAX REFINANCING PROGRAM

The outstanding balance of the Tax Debt Refinancing Program is broken down as follows:

	03/31/2015	12/31/2014
Law 11941/09 and Law 12865/2013 tax financing program	985,665	983,904
REFIS II - PAES	5,259	6,326

Total	990,924	990,230

Current	94,695	94,041
Non-current	896,229	896,189

The amounts of the tax refinancing program created under Law 11941/2009, divided into principal, fine and interest, which include the debt declared at the time the deadline to join the program was reopened as provided for by Law 12865/2013 and Law 12996/2014, are broken down as follows:

	03/31/2015				12/31/2014
	Principal	Fines	Interest	Total	Total
Tax on revenue (COFINS)	260,003	15,513	288,751	564,267	563,846
Income tax	56,329	4,189	58,034	118,552	119,447
Tax on revenue (PIS)	67,465	1,516	33,199	102,180	102,598
Social security (INSS - SAT)	1,445	2,571	8,619	12,635	13,852
Social contribution	14,947	736	15,083	30,766	30,985
Tax on banking transactions (CPMF)	16,946	1,669	21,891	40,506	39,717
Other	46,770	5,547	69,701	122,018	119,785

Total	463,905	31,741	495,278	990,924	990,230

The payment schedule is as follows:

2015	77,533
2016	103,403
2017	103,403
2018	103,403
2019	103,403
2020 to 2022	310,208
2023 to 2025	189,571

Total	990,924

Oi S.A. and Subsidiaries

Notes to the Consolidated Quarterly Information

for the periods ended March 31, 2015 and 2014

(Amounts in thousands of Brazilian reais, unless otherwise stated)

21	PROVISIONS

Broken down as follows:

Type	03/31/2015	12/31/2014
Labor
Overtime	480,192	471,506
Indemnities	146,783	152,113
Sundry premiums	129,548	131,963
Stability/reintegration	123,816	126,070
Additional post-retirement benefits	80,556	83,417
Salary Differences and related effects	52,501	52,852
Lawyer/expert fees	29,050	29,382
Severance pay	19,473	20,235
Labor fines	15,718	15,562
Severance Pay Fund (FGTS)	9,079	9,359
Employment relationship	5,829	5,717
Joint liability	1,511	1,581
Other claims	50,899	55,267

Total	1,144,955	1,155,024

Tax
State VAT (ICMS)	377,840	363,025
FUST/FUNTTEL
Tax on services (ISS)	73,268	71,666
INSS (joint liability, fees, and severance pay)	28,447	31,735
Tax on net income (ILL)	6,674	20,691
Other claims	54,331	45,504

Total	540,560	532,621

Civil
Corporate	1,510,033	1,549,525
ANATEL estimates	605,578	597,437
ANATEL fines	509,602	506,726
Small claims courts	312,198	282,209
Other claims	512,156	508,226

Total	3,449,567	3,444,123

Total provisions	5,135,082	5,131,768

Current	1,038,403	1,058,521
Non-current	4,096,679	4,073,247

In compliance with the relevant Law, the provisions are adjusted for inflation on a monthly basis.

Oi S.A. and Subsidiaries

Notes to the Consolidated Quarterly Information

for the periods ended March 31, 2015 and 2014

(Amounts in thousands of Brazilian reais, unless otherwise stated)

Breakdown of contingent liabilities, per nature

The breakdown of contingent liabilities with a possible unfavorable outcome and, therefore, not recognized in accounting, is as follows:

	03/31/2015	12/31/2014
Labor	1,159,767	1,082,677
Tax	21,435,175	21,059,009
Civil	1,153,520	1,146,745

Total	23,748,462	23,288,431

Summary of movements in provision balances

	Labor	Tax	Civil	Total
Balance at Dec 31, 2014	1,155,024	532,621	3,444,123	5,131,768

Inflation adjustment	31,875	9,885	10,816	52,576
Additions/(reversals)	7,643	292	215,209	223,144
Write-offs for payment/terminations	(49,587)	(2,238)	(220,581)	(272,406)

Balance at Mar 31, 2015	1,144,955	540,560	3,449,567	5,135,082

Guarantees

The Company has bank guarantee letters and guarantee insurance granted by several financial institutions and insurers to guarantee commitments arising from lawsuits, contractual obligations, and biddings with the ANATEL. The total adjusted amount of contracted bonds and guarantee insurances, effective at March 31, 2015 corresponds to R$16,296,482 (R$16,488,245 at December 31, 2014). The commission charges on these contracts are based on market rates.

22	EQUITY

a.	Share capital

Subscribed and paid-in capital is R$21,438,374 (R$21,438,220 at December 31, 2014), represented by the following shares, without par value:

	Number of shares (in thousands)
	03/31/2015	12/31/2014
Total capital in shares
Common shares	286,155	286,155
Preferred shares	572,317	572,317

Total	858,472	858,472

Treasury shares
Common shares	55,860	8,425
Preferred shares	102,151	7,281

Total	158,011	15,706

Outstanding shares
Common shares	230,295	277,730
Preferred shares	470,166	565,036

Total outstanding shares	700,461	842,766

The Company is authorized to increase its capital under a Board of Directors’ resolution, in common and preferred shares, up to the share capital ceiling of R$34,038,701,741.49, within the legal ceiling of 2/3 for the issuance of new nonvoting preferred shares.

Oi S.A. and Subsidiaries

Notes to the Consolidated Quarterly Information

for the periods ended March 31, 2015 and 2014

(Amounts in thousands of Brazilian reais, unless otherwise stated)

By resolution of the Shareholders’ Meeting or Board of Directors’ Meeting, the Company’s capital can be increased by capitalizing retained earnings or reserves previously set up for this purpose by the Shareholders’ Meeting. Under these conditions, the capitalization can be made without any change in the number of shares.

Capital is represented by common and preferred shares without par value, and the Company is not required to maintain the current proportion of these types of share on capital increases.

By resolution of the Shareholders’ Meeting or the Board of Directors, the preemptive right on issuance of shares, warrants or convertible debentures can be cancelled in the cases provided for in Article 172 of the Brazilian Corporate Law.

On February 25, 2015 the Board of Directors approved a capital increase of R$154 without the issue of new shares, through the capitalization of the investment reserve.

b.	Treasury shares

Treasury shares as at March 31, 2015 originate from the corporate events that took place in the first quarter of 2015, the first half of 2012, and the second quarter of 2014, described below:

i.	On February 27, 2012 the Extraordinary Shareholders’ Meeting of Oi S.A. approved the Merger Protocol and Justification of Coari with and into the Company and, as a result, the cancelation of the all the treasury shares held by the Company on that date;

ii.	On February 27, 2012 the Extraordinary Shareholders’ Meeting of Oi S.A. approved the Merger Protocol and Justification of TNL with and into the Company, and the Company’s shares then held by TNL, as a result of the merger of Coari with and into the Company, were canceled, except for 24,647,867 common shares that remained in treasury;

iii.	Starting April 9, 2012 Oi paid the reimbursement of shares to withdrawing shareholders.

iv.	As a result of the Company’s capital increase approved by the Board of Directors on April 30 and May 5, 2014, and due to subscription made by PT in PT Portugal assets, R$263,028 was reclassified to treasury shares (Note 3.1—iv).

v.	Under the exchange agreement entered into with PT SGPS on September 8, 2014 (Note 26), approved at PT SGPS’s extraordinary shareholders’ meeting, by the CVM, and at Oi’s extraordinary shareholders’ meeting, on March 30, 2015 the Company conducted a share exchange under which PT SGPS delivered to PTIF Oi shares divided into 474,348,720 OIBR3 shares and 948,697,440 OIBR4 shares (47,434,872 and 94,869,744 after the reverse stock split, respectively); in exchange, the Company delivered Rio Forte securities to PT SGPS, in the total principal amount of R$3,163 million (€897 million).

c.	Capital reserves

Capital reserves are recognized pursuant to the following practices:

Special merger goodwill reserve: represents the net amount of the balancing item to goodwill recorded in assets, as provided for by CVM Instruction 319/1999.

Oi S.A. and Subsidiaries

Notes to the Consolidated Quarterly Information

for the periods ended March 31, 2015 and 2014

(Amounts in thousands of Brazilian reais, unless otherwise stated)

Special merger reserve: net assets: represents the net assets merged by the Company under the corporate reorganization approved on February 27, 2012.

Investment grant reserve: recognized due to the investment grants received before the beginning of FY 2008 as a balancing item to an asset received by the Company.

Law 8200/91 special inflation adjustment reserve: recognized due to the special inflation adjustments to capital assets, the purpose of which was to offset distortions in inflation adjustment indices prior to 1991.

Interest on works in progress: consists of the balancing item to interest on works in progress incurred through December 31, 1998.

Other capital reserves: consist of the funds invested in income tax incentives before the beginning of FY 2008.

d.	Profit reserves

Profit reserves are recognized pursuant to the following practices:

Legal reserve: allocation of 5% of profit for the year up to the limit of 20% of capital. This allocation is optional when the legal reserve plus the capital reserves exceeds 30% of capital. This reserve is only used for capital increases or offset losses.

Investments reserve: consists of the balances of profit for the year, adjusted pursuant to Article 202 of Law 6404/76 and allocated after the payment of dividends. The profits for the year used to recognize this reserve were fully allocated as retained earnings by the related shareholders’ meetings in light of the Company’s investment budget and in accordance with Article 196 of the Brazilian Corporate Law.

On February 25, 2015, the Board of Directors approved the capitalization of the investment reserve balance totaling R$1,933,354, as follows: (i) R$154 to capital increase and (ii) R$1,933,200 to recognize the capital reserves, without the issue of new shares.

e.	Dividends and interest on capital

Dividends are calculated pursuant to the Company’s Bylaws and the Brazilian Corporate Law. Mandatory minimum dividend are calculated in accordance with Article 202 of Law 6404/76, and preferred or priority dividends are calculated pursuant to the Company’s Bylaws.

Preferred shares are nonvoting, except in the cases specified in paragraphs 1-3 of Article 12 of the Bylaws, but are assured priority in the payment of the noncumulative minimum dividends equal to the higher of 6% per year of the amount obtained by dividing capital stock by the total number of shares of the Company or 3% per year of the amount obtained by dividing book equity by the total number of shares of the Company.

Oi S.A. and Subsidiaries

Notes to the Consolidated Quarterly Information

for the periods ended March 31, 2015 and 2014

(Amounts in thousands of Brazilian reais, unless otherwise stated)

By decision of the Board of Directors, the Company can pay or credit, as dividends, interest on capital pursuant to Article 9, paragraph 7, of Law 9249/1995. The interest paid or credited will be offset against the annual mandatory minimum dividend amount, pursuant to Article 43 of the Bylaws.

At the Company’s Annual Shareholders’ Meeting held on April 29, 2015 the allocation of loss for 2014, amounting to R$4,407,711, was approved as follows: (i) offset against the legal reserve amounting to R$383,527 and R$4,024,184 to accumulated losses.

f.	Share issue costs

We recognized in this line item the share issue costs related to the corporate transactions: (1) capital increase, in accordance with the plan for the business combination between the Company and PT (Note 1) and (2) corporate reorganization of February 27, 2012. These costs directly attributable to the mentioned events are basically represented by expenses on the preparation of prospectus and reports, third-party professional services, fees and commissions, transfer costs, and registration costs.

g.	Other comprehensive income

We recognize in this line item other comprehensive income, which includes hedge accounting gains and losses, actuarial gains and losses, foreign exchange differences arising on translating the net investment in foreign subsidiaries, including exchange differences in intragroup loans that are part of the net investment in foreign subsidiaries, reclassification adjustments, and the tax effects related to these components, which are not recognized in the income statements.

h.	Basic and diluted earnings (losses) per share

The Company’s Bylaws award different rights to holders of common and preferred shares with respect to dividends, voting rights, and in case of liquidation of the Company. Accordingly, basic and diluted earnings (losses) per share were calculated based on profit for the period available to common and preferred shareholders.

Basic

Basic earnings (losses) per share are calculated by dividing the profit (loss) attributable to the owners of the Company, available to common and preferred shareholders, by the weighted average number of common and preferred shares outstanding during the period.

Diluted

Diluted earnings (losses) per share are calculated by adjusting the weighted average number of outstanding common and preferred shares, to estimate the dilutive effect of all convertible securities. Currently we do not have any potentially dilutive shares.

Oi S.A. and Subsidiaries

Notes to the Consolidated Quarterly Information

for the periods ended March 31, 2015 and 2014

(Amounts in thousands of Brazilian reais, unless otherwise stated)

The table below shows the calculations of basic and diluted earnings (losses) per share:

	03/31/2015	03/31/2014
Profit from continuing operations	(368,872)	227,513
Loss for the quarter from discontinued operations (net of taxes)	(32,445)

Profit (loss) attributable to owners of the Company	(401,317)	227,513

Profit (loss) allocated to common shares—basic and diluted	(401,317)	71,410
Profit allocated to preferred shares—basic and diluted		156,103
Weighted average number of outstanding shares (in thousands of shares)
Common shares—basic and diluted	277,730	51,476
Preferred shares—basic and diluted	565,036	112,527
Earnings (losses) per share (in reais):
Common shares—basic and diluted	(0.48)	1.39
Preferred shares—basic and diluted	(0.48)	1.39
Earnings per share—continuing operations:
Common shares—basic and diluted	(0.44)	1.39
Preferred shares—basic and diluted	(0.44)	1.39
Earnings (losses) per share—discontinued operations:
Common shares—basic and diluted	(0.04)
Preferred shares—basic and diluted	(0.04)

Retrospective adjustment

As required by CPC 41, we have adjusted retrospectively the calculation of basic and diluted earnings per share taking into consideration the new shareholding structure resulting from the reverse share split described in item (a) above.

23	EMPLOYEE BENEFITS

This note should be read together with the related disclosures made in Note 24 to the financial statements for the year ended December 31, 2014.

As at March 31, 2015, the consolidated liabilities referring to retirement benefits recognized in the balance sheet are as follows:

	03/31/2015	12/31/2014
Actuarial assets	52,059	47,496
Current	5,902	1,744
Non-current	46,157	45,752
Actuarial liabilities	484,416	476,535
Current	150,153	129,662
Non-current	334,263	346,873

a) Pension funds

The Company and its subsidiaries sponsor retirement benefit plans (“pension funds”) for their employees, provided that they elect to be part of such plan, and current beneficiaries. The table below shows the existing pension plans as at March 31, 2015.

Benefit plans	Sponsors	Manager
TCSPREV	Oi, Oi Móvel, BrT Multimídia, Oi Internet and BrTI	FATL
BrTPREV	Oi, Oi Móvel, BrT Multimídia, Oi Internet and BrTI	FATL
TelemarPrev	Oi, TMAR, Oi Móvel and Telemar Internet	FATL
PAMEC	Oi	Oi
PBS-A	TMAR and Oi	SISTEL
PBS-Telemar	TMAR	FATL
PBS-TNCP	Oi Móvel	SISTEL
CELPREV	Oi Móvel	SISTEL

Sistel—Fundação Sistel de Seguridade Social

FATL—Fundação Atlântico de Seguridade Social

Oi S.A. and Subsidiaries

Notes to the Consolidated Quarterly Information

for the periods ended March 31, 2015 and 2014

(Amounts in thousands of Brazilian reais, unless otherwise stated)

Telemar Participações S.A., the Company’s parent, is one of the sponsors the TelemarPrev benefit plan.

For purposes of the pension plans described in this note, the Company can also be referred to as the “Sponsor”.

The sponsored plans are valued by independent actuaries at the end of the annual reporting period. The Bylaws provide for the approval of the supplementary pension plan policy, and the joint liability attributed to the defined benefit plans is ruled by the agreements entered into with the pension fund entities, with the agreement of the National Pension Plan Authority (PREVIC), as regards the specific plans. PREVIC is the official agency that approves and oversees said plans.

The sponsored defined benefit plans are closed to new entrants because they are close-end pension funds. Participants’ and the sponsors’ contributions are defined in the funding plan.

Actuarial liabilities are recognized for the sponsored defined benefit plans that report an actuarial deficit. For the plans that report an actuarial surplus, assets are recorded when there is an express authorization for offsetting them against future employer contributions.

The related liabilities disclosed in the balance sheet as at March 31, 2015 have been recognized based on the actuarial studies as at December 31, 2014, prepared using the “Projected Credit Unit Method”, adjusted by the costs on retirement benefits and benefit payments in the period and the actuarial losses determined at March 31, 2015 related to the difference between the actual and budget income of the pension funds and the impact of the revision of the discount rates used to discount the actuarial liabilities. The main actuarial assumptions taken into consideration in the actuarial studies as at December 31, 2014 and March 31, 2015 after the revision of the discount rates are as follows:

	BrTPREV	TCSPREV	PBS-Telemar	TelemarPrev
MAIN ACTUARIAL ASSUMPTIONS USED
Nominal discount rate of actuarial liability	11.83%	11.83%	11.83%	11.83%
Estimated inflation rate	5.50%	5.50%	5.50%	5.50%
Estimated nominal salary increase index	5.50%	5.50%	5.50%	5.50%
Estimated nominal benefit growth rate	5.50%	5.50%	5.50%	5.50%
Total expected rate of return on plan assets	11.83%	11.83%	11.83%	11.83%
General mortality biometric table	AT-2000	AT-2000	AT-2000	AT-2000
Biometric disability table	Zimmermann Nichzugs	Zimmermann Nichzugs	Zimmermann Nichzugs	Zimmermann Nichzugs
Biometric disabled mortality table	Winklevoss	Winklevoss	Winklevoss	Winklevoss
Turnover rate	7.3%	8.2%	Nil	0% to 12%

	PBS-A	PAMEC	PBS-TNCP	CELPREV
MAIN ACTUARIAL ASSUMPTIONS USED
Nominal discount rate of actuarial liability	11.83%	11.83%	11.83%	11.83%
Estimated inflation rate	5.50%	5.50%	5.50%	5.50%
Estimated nominal salary increase index	N.A.	N.A.	N.A.	N.A.
Estimated nominal benefit growth rate	N.A.	N.A.	N.A.	N.A.
Nominal medical costs growth rate	N.A.	8.67%	N.A.	N.A.
Total expected rate of return on plan assets	11.83%	11.83%	11.83%	11.83%

Oi S.A. and Subsidiaries

Notes to the Consolidated Quarterly Information

for the periods ended March 31, 2015 and 2014

(Amounts in thousands of Brazilian reais, unless otherwise stated)

General mortality biometric table	AT2000	AT2000	AT2000	AT2000
Biometric disability table	Zimmermann Nichzugs	Zimmermann Nichzugs	Zimmermann Nichzugs	Zimmermann Nichzugs
Biometric disabled mortality table	Winklevoss	Winklevoss	Winklevoss	Winklevoss
Starting age of benefit	N.A.	N.A.	57 years	55 years
Turnover rate	N.A.	N.A.	Nil	Nil

The main movements in the actuarial liabilities related to pension plans in the period ended March 31, 2015 were as follows:

Balance at December 31, 2014	476,535
Pension plan costs, net	7,881

Balance at March 31, 2015	484,416

The main movements in the actuarial assets related to the pension plans in the period ended March 31, 2015 were as follows:

Balance at December 31, 2014	47,496
Pension plan income, net	1,405
Actuarial gains (losses), net	5,066
Payments, contributions and reimbursements	(1,908)

Balance at March 31, 2015	52,059

24	SEGMENT INFORMATION

The Company’s management uses operating segment information for decision-making. The Company identified only one operating segment that corresponds to the telecommunications business in Brazil.

Due to the discontinuation of the business in Portugal (see Note 26), the related operating segment in telecommunications in Portugal is no reported since December 31, 2014.

In addition to the telecommunications business in Brazil, the Company conducts other businesses that individually or in aggregate do not meet any of the quantitative indicators that would require their disclosure as reportable business segments. These businesses refer basically to the following companies: Mobile Telecommunications Limited in Namibia, Cabo Verde Telecom, Companhia Santomense de Telecomunicações, Listas Telefónicas de Moçambique, ELTA—Empresa de Listas Telefónicas de Angola, and Timor Telecom, which provide fixed and mobile telecommunications services and publish telephone directories, and which have been consolidated since May 2014.

The revenue generation is assessed by Management based on a view segmented by customer, into the following categories:

•	Residential Services, focused on the sale of fixed telephony services, including voice services, data communication services (broadband), and pay TV;

•	Personal Mobility, focused on the sale of mobile telephony services to subscription and prepaid customers, and mobile broadband customers; and

Oi S.A. and Subsidiaries

Notes to the Consolidated Quarterly Information

for the periods ended March 31, 2015 and 2014

(Amounts in thousands of Brazilian reais, unless otherwise stated)

•	SMEs/Corporate, which includes corporate solutions offered to our small, medium-sized, and large corporate customers.

Telecommunications in Brazil

The financial information of this reportable segment of the periods ended March 31, 2014 and 2013 is as follows:

	03/31/2015	03/31/2014
Residential	2,490,880	2,552,460
Personal Mobility	2,258,808	2,166,306
SMEs/Corporate	2,020,912	2,091,248
Other services and businesses	70,180	66,489

Net operating revenue	6,840,780	6,876,503

Operating expenses
Depreciation and amortization	(1,173,282)	(1,144,450)
Interconnection	(503,619)	(755,970)
Personnel	(591,688)	(659,837)
Third-party services	(1,532,383)	(1,492,059)
Grid maintenance service	(451,476)	(474,852)
Handset and other costs	(137,658)	(102,348)
Advertising and publicity	(33,219)	(118,143)
Rentals and insurance	(875,971)	(776,857)
Provisions/reversals	(223,144)	(146,265)
Allowance for doubtful accounts	(145,525)	(203,226)
Taxes and other expenses	(417,710)	(440,693)
Other operating income, net		1,247,127

Operating income before financial income (expenses) and taxes	755,105	1,808,930

Financial income (expenses)
Financial income	297,907	279,015
Financial expenses	(1,568,048)	(1,472,858)
Pretax income	(515,036)	615,087
Income tax and social contribution	139,624	(387,574)

Profit (loss) for the quarter from continuing operations	(375,412)	227,513

Reconciliation of revenue and profit (loss) for the quarter and information per geographic market

In the periods ended March 31, 2015 and 2014, the reconciliation of the segment telecommunications in Brazil revenue and total consolidated revenue is as follows:

	03/31/2015	03/31/2014
Revenue related to the reportable segment	6,840,780	6,876,503
Revenue related to other businesses	199,155

Consolidated net operating revenue	7,039,935	6,876,503

Oi S.A. and Subsidiaries

Notes to the Consolidated Quarterly Information

for the periods ended March 31, 2015 and 2014

(Amounts in thousands of Brazilian reais, unless otherwise stated)

In the periods ended March 31, 2015 and 2014, the reconciliation between the profit (loss) before financial income (expenses) and taxes of the segment telecommunications in Brazil and the consolidated profit (loss) before financial income (expenses) and taxes is as follows:

	03/31/2015	03/31/2014
Profit (loss) before financial income (expenses) and taxes
Telecommunications in Brazil	755,105	1,808,930
Other businesses	37,766

Consolidated income before financial income (expenses) and taxes	792,871	1,808,930

Total assets, liabilities and tangible and intangible assets per geographic market as at March 31, 2015 are as follows:

	03/31/2015
	Total assets	Total liabilities	Tangible assets	Intangible assets	Capital expenditures on tangible and intangible assets
Brazil	71,452,657	59,317,859	25,556,789	3,609,771	928,490
Other, primarily Africa	8,050,720	779,925	478,492	866,992	41,527

25 RELATED-PARTY TRANSACTIONS

Transactions with unconsolidated related parties

	03/31/2015	12/31/2014
Accounts receivable and other assets	1,865,716	1,586,372
Unitel (i)	1,645,339	1,375,162
Multitel (ii)	25,311	24,282
PT-ACS	11,071	15,114
Fundação PT	6,738	7,387
Sportinvest Multimédia (iii)	112,621	105,492
Siresp	4,631	40
Fibroglobal (iv)	49,669	48,134
Yunit (v)	8,026	7,454
Contax	2,310	3,307

(i)	This line item includes dividends receivable by PT Ventures from said subsidiary, amounting to R$1,518 million and accounts receivable related to services rendered amounting to R$56.3 million.
(ii)	This line item includes financing granted to this subsidiary amounting approximately to R$3.6 million.
(iii)	This line item includes financing granted to this subsidiary amounting approximately to R$112.3 million.
(iv)	This line item includes financing granted to this subsidiary amounting approximately to R$47.4 million.
(v)	This line item includes financing granted to this subsidiary amounting approximately to R$7.7 million.

	03/31/2015	12/31/2014
Trade and other payables	96,525	61,603
Unitel	7,421	1,484
Multitel	516	1,217
PT-ACS	11,410	599
Fundação PT	1	2
Sportinvest Multimédia	290	291
Siresp	55	6
Fibroglobal	5,617	9,564
Yunit	309	669
Contax	61,183	41,832
TODO	8,997	5,587
Ability	7	7
Veotex	719	345

Oi S.A. and Subsidiaries

Notes to the Consolidated Quarterly Information

for the periods ended March 31, 2015 and 2014

(Amounts in thousands of Brazilian reais, unless otherwise stated)

	03/31/2015	03/31/2014
Revenue
Revenue from services rendered	7,683	35,908
PT Portugal		31,413
Unitel		583
Contax	7,552	3,599
TODO	131	313

	03/31/2015	03/31/2014
Costs/expenses
Operating costs and expenses	(9,758)	(23,743)
PT Portugal		(12,050)
PT Inovação e Sistemas		(1,442)
Veotex	(2,423)	(2,594)
TODO	(7,335)	(7,657)

Services provided by Contax

The Company and subsidiaries TMAR and Oi Móvel engage call center and collection services from Contax, which is controlled by shareholders that are part of the Company’s control block. Contax provides customer services to fixed-line telephony customers, outbound telemarketing services to capture new mobile telephony customers, support to prepaid and subscription mobile telephony customers, technical support to Velox subscribers (ADSL), and collection services. Total costs of services provided by Contax for the period ended March 31, 2015 were R$393,292 (R$372,726 for the period ended March 31, 2014).

Financing agreements with the BNDES

The Company entered into financing agreements with BNDES, controlling shareholder of BNDESPAR, which holds 5.099% (5.099% in 12/31/2014) of the voting capital of TmarPart, holding company of the Group and, therefore, a Company related party.

The balance due related to BNDES financing at March 31, 2015, was R$5,731 million (R$5,872 million at December 31, 2014), and we recognized related financial expenses totaling R$119 million (R$113 million at March 31, 2014.

Compensation of key management personnel

The compensation of the officers responsible for planning, managing and controlling the Company’s activities, including the compensation of the directors and executive officers, totaled R$6,026 (R$5,003 at March 31, 2014).

Oi S.A. and Subsidiaries

Notes to the Consolidated Quarterly Information

for the periods ended March 31, 2015 and 2014

(Amounts in thousands of Brazilian reais, unless otherwise stated)

26 OTHER INFORMATION

a. Held-for-sale assets and discontinued operations

Sale of PT Portugal shares to Altice

On December 9, 2014, the Company and Altice Portugal S.A. (“Altice PT”), wholly-owned subsidiary of Altice S.A., (collectively Altice PT, “Altice”), entered into a purchase and sale agreement of all of the shares PT Portugal to Altice PT, basically involving the operations conducted by PT Portugal in Portugal and in Hungary.

On January 22, 2015, PT SGPS shareholders approved the sale by Oi of all the PT Portugal shares to Altice PT, under the terms and conditions of the Share Purchase and Sale Agreement. Accordingly, the suspensive condition provided for in said agreement to its effectiveness was implemented.

Oi shall sell to Altice all the PT Portugal shares, for an enterprise value of €7.4 billion, with adjustments to cash and debt, including an earn-out amounting to €500 million related to PT Portugal’s generation of future revenue. The price payable by Altice shall be subject to the adjustments usually adopted in similar transactions, based on PT Portugal’s cash position at the closing of the transaction.

On April 22, 2015, the Company informed its shareholders and the market in general that it had been notified by Altice PT of the compliance with the conditions precedent below:

•	The approval, by the European Commission, of the acquisition by Altice PT of 100% of the shares of PT Portugal held by Oi, an approval that is contingent to the sale by the French group of its operations in Portugal, namely Cabovisão and ONI; and

•	No opposition by Autoridade de Supervisão de Seguros e Fundos de Pensões (former Instituto de Seguros de Portugal) (the Portuguese pension fund regulator) to an indirect qualified holding by Altice Portugal S.A. representing of 82.05% of the share capital of Previsão—Sociedade Gestora de Fundos de Pensões, S.A.

The consummation of PT Portugal shares is still subject to the precedent to the completion of all documentation of the corporate reorganization aimed at segregating PT Portugal’s investments that will not to be sold, including the investments in Africatel GmbH & Co. KG and Timor Telecom S.A., as well as the whole or part of PT Portugal’s debt.

Approval of preparatory actions for the sale of Africatel

At the Board of Directors’ meeting held on September 16, 2014, Oi’s management was authorized to take all the necessary actions to divest Oi’s stake in Africatel Holdings B.V. (“Africatel”), representing 75% os Africatel’s share capital, and/or dispose of its assets. Oi will lead the sale process, even though we believe that it would be in the best interests of both Africatel shareholders to maximize the value of their investments, that this sale be coordinated with Samba Luxco, a Helios Investors L.P. affiliate that holds the remaining 25% of Africatel’s share capital. Oi is committed to work with its local partners and each one of the operating companies where Africatel holds investments to ensure a coordinated transition of its interests in these companies.

Notwithstanding the above, our indirect subsidiary Africatel GmbH & Co. KG (“Africatel GmbH”), direct holder of the Oi’s investment in Africatel, received on September 16, 2014 a letter from Samba Luxco, where Samba Luxco exercised an alleged right to sell the shares it

Oi S.A. and Subsidiaries

Notes to the Consolidated Quarterly Information

for the periods ended March 31, 2015 and 2014

(Amounts in thousands of Brazilian reais, unless otherwise stated)

holds in Africatel (put option), pursuant to Africatel’s shareholders’ agreement. According to this letter, this put option results from the indirect transfer of Africatel shares, previously indirectly held by PT, to the Company as the payment for the capital increase made in May last year (Note 1).

As disclosed in Note 1 ‘Risks related to our interest in Unitel’, the Company believes that there was not any action or event that, under Africatel’s shareholders’ agreement terms, would trigger the right to exercise the put option. Accordingly, without prejudice to the value the Company attributes to maintaining a relationship of mutual respect with Samba Luxco, Africatel GmbH intends to challenge the exercise of this put option by Samba Luxco in the current circumstances, which, pursuant to Africatel’s shareholders’ agreement. In November 2014, Samba Luxco initiated an arbitration proceeding against Africatel GmbH and PT to resolve this issue.

Oi intends to focus its efforts on the sale of Africatel and/or its assets and believes that if this goal is successfully met through the arbitration proceeding already initiated.

Classification of the assets and liabilities held for sale and discontinued operations

On May 5, 2014, the Company acquired PT Portugal and since then it also fully consolidated its profits or losses, assets and liabilities. With the execution of purchase commitment agreement of PT Portugal shares to Altice and the approval of the preparatory for the sale of Africatel, the Company classified PT Portugal’s operations and the operations in Africa as non-current held-for-sale assets and the liabilities associated to assets held for sale, in accordance with CPC 31.

Additionally, because it represents an important separated business line, the results of PT Portugal’s operations are presented as discontinued operations in a single line of the income statement.

The operations in Africa are consolidated in the income statement since May 5, 2014.

The group of assets and liabilities of PT Portugal’s operations and the operations in Africa are stated at the lower of their carrying amounts and their fair values less costs to sell.

The main components of the assets for held sale and associated to assets held for sale are as follows:

	03/31/2015
	PT Portugal operations	Operations in Africa	Total
Held-for-sale assets	27,480,343	8,050,720	35,531,063
Cash, cash equivalents and cash investments	574,640	190,361	765,001
Accounts receivable	2,163,877	169,368	2,333,245
Dividends receivable (i)		1,520,406	1,520,406
Available-for-sale financial asset (ii)		4,574,771	4,574,771
Other assets	1,231,525	129,307	1,360,832
Investments	176,343	121,023	297,366
Property, plant and equipment	11,020,422	478,492	11,498,914
Intangible assets	5,512,166	204,361	5,716,527
Goodwill (iii)	6,801,370	662,631	7,464,001
Liabilities directly associated to assets held for sale	27,496,381	779,925	28,276,306
Borrowings and financing (iv)	20,134,530	19,690	20,154,220
Trade payables	2,025,521	85,244	2,110,765
Provisions for pension plans	3,442,743	975	3,443,718
Other liabilities	1,893,587	674,016	2,567,603

Oi S.A. and Subsidiaries

Notes to the Consolidated Quarterly Information

for the periods ended March 31, 2015 and 2014

(Amounts in thousands of Brazilian reais, unless otherwise stated)

Non-controlling interests		1,502,915	1,502,915

Total assets held for sale and liabilities associated to assets held for sale—consolidated	(16,038)	5,767,880	5,751,842

Intragroup eliminations			20,109
Total assets held for sale—Parent company			5,771,951
Investments in PT Portugal			3,144,247
Due from related parties (v)			2,627,704

(i)	Refers basically to dividends receivable from Unitel;
(ii)	Refers to the fair value of the investment determined based on PT Portugal’s asset valuation reports, as part of the capital increase transaction (Note 1).
(iii)	Goodwill arising on the business combination between the Company and PT is reported less the allowance for loss of R$4.3 billion resulting from the recognition of the investments in PT Portugal at fair value less costs to sell. The sale price used to determine the allowance corresponds to Altice’s offer of R$23,880 million (€7,400 million) less the R$1,613 million earn-out (€500 million) and liabilities on retirement and other benefits assumed by PT Portugal, amounting to R$3,872 million (€1,200 million), and the foreign exchange differences for the period.
(iv)	The borrowings and financing related to PT Portugal’s operations are as follows:

03/31/2015
Non-convertible bonds	16,818,814
European Investment Bank	1,872,010
Commercial paper	1,369,100
Other	121,449
Debt issuance costs	(46,843)

Total	20,134,530

Current	4,086,450
Non-current	16,048,080

Guarantees of PT Portugal debt

On May 5, 2014 the outstanding EMTN Notes, Exchangeable Bonds and financing agreements of PT Portugal and Portugal Telecom International Finance B.V. started to be guaranteed by Oi, except for the commercial papers issued by PT Portugal.

(v)	The receivables from PTIF consist of Notes issued by PTIF totaling €750,000 and fully acquired by the Company, maturing in 2015, which bear 6M Euribor + 2.5% p.a.

Discontinued operations

The results of discontinued operations for the period ended March 31, 2015 include administrative and legal expenses related to the sale of PT Portugal and the profit or loss of discontinued operations.

Oi S.A. and Subsidiaries

Notes to the Consolidated Quarterly Information

for the periods ended March 31, 2015 and 2014

(Amounts in thousands of Brazilian reais, unless otherwise stated)

The main revenue and expense components related to the loss for the year of discontinued operations are as follows:

Operations in Portugal
03/31/2015
NET OPERATING REVENUE	1,867,795
Depreciation and amortization	(552,573)
Third-party services	(465,976)
Personnel	(281,461)
Interconnection	(175,317)
Grid maintenance service	(43,384)
Other costs and expenses	(183,822)

Profit before financial income (expenses) and taxes	165,262

Financial Income (expenses)	(235,093)
Profit (loss) before taxes	(69,831)
Income tax and social contribution	56,396

Loss for the year of discontinued operations	(13,435)

The cash flow components related to the discontinued operations are as follows:

Operations in Portugal
03/31/2015
Cash flows from operating activities of discontinued operations	485,342
Cash flows from investing activities of discontinued operations	(194,739)
Cash flows from financing activities of discontinued operations	(492,194)

Total cash flows of discontinued operations	(201,591)

b.	Rio Forte Securities

On June 30, 2014, Portugal Telecom, the Company was informed, through a notice disclosed by Portugal Telecom, SGPS S.A. (“PT”) related to the investment made by PT International Finance BV (“PTIF”) and PT Portugal SGPS S.A. (“PT Portugal”), companies contributed by PT to Oi in the capital increase, in a commercial paper of Rio Forte Investments S.A., a company part of the Portuguese group Espírito Santo (“GES”), (respectively, “Securities” and “Rio Forte”), when both PTIF and PT Portugal were PT subsidiaries.

According to said notice, the Securities had been issued in the total amount of €897 million, and bore average annual interest of 3.6% and matured on July 15 and July 17, 2014 (€847 and €50 million, respectively), stressing since April 28, 2014 no other investment and/or renewal of this type of investments had been made.

Both PT Portugal and PTIF (collectively “Oi Subsidiaries”) became Company subsidiaries due to the assignment of all PT Portugal shares to the Company by PT, on May 5, 2014, to pay in the Company’s capital increase approved on April 28 and 30, 2014.

The Securities, amounting to €847 million, matured on July 15, 2014. The remaining Securities, amounting to €50 million, matured on July 17, 2014. Rio Forte did not settle its liabilities on the due dates and the cure period for payment of the securities that matured on July 15 and 17, 2014 ended on July 22 and 24, 2014, respectively, without the repayment of the securities.

The Luxembourg Commercial Court denied Rio Forte’s request for controlled management on October 17, 2014 and Rio Forte’s bankruptcy was declared on December 8, 2014. As at March 31, 2015, the bankruptcy proceeding was in the proof of claim submission stage, which will end only on June 1, 2015.

On March 31, 2015, the Securities held by PT Portugal were transferred to PTIF and subsequently all Securities were transferred from PTIF to PT SGPS, in exchange PT SGPS transferred all its Company shares to PTIF (47,434,872 OIBR3 and 94,869,744 OIBR4), and PT SGPS now has the legitimacy to claim the repayment of the Securities in the Rio Forte bankruptcy proceedings.

Oi S.A. and Subsidiaries

Notes to the Consolidated Quarterly Information

for the periods ended March 31, 2015 and 2014

(Amounts in thousands of Brazilian reais, unless otherwise stated)

Terms of the agreement entered into by the Company, TmarPart, and PT related to the cash investments made in Rio Forte commercial papers

On July 15, 2014, the Company entered into a Memorandum of Understanding with PT aimed at laying down the bases for an agreement with regard to the cash investments made in the Securities. On July 28, 2014, Oi and PT established the terms that would be included in the definitive agreements and which would be submitted to the approval of Oi’s Board of Directors and PT’s shareholders’ meeting.

On September 8, 2014, PT’s shareholders’ meeting and the Boards of Directors of the Company and TmarPart approved the terms and conditions of the definitive agreements related to the investments made in the Securities. These agreements were executed on the same date by the Company, Oi Subsidiaries, TmarPart, and PT. The agreements provided for (i) an exchange (the “Exchange”) through which Oi Subsidiaries transfered the Securities to PT in exchange for preferred shares and common shares of the Company and held by PT, as well as (ii) the assignment by Oi Subsidiaries of a call option on the Company shares to the benefit of PT (“Call Option”).

CVM’s authorization of the Exchange and the Call Option transactions

In view of legal and regulatory restrictions to the Exchange and the Call Option, the Company filed an authorization request with the Brazilian Securities and Exchange Commission (“CVM”) with regard to said transactions.

On March 6, 2015, the Company was informed of the unanimous decision issued by the CVM’s Board on March 4, 2015 that this Commission granted the necessary waivers for the implementation of the Exchange and the Call Option transactions, contingent to (i) the approval of the transactions’ terms and conditions by the Company’s Shareholders’ Meeting and (ii) the grant of voting rights to the preferred shareholders in said Shareholders’ Meeting. The minutes’ extract of the CVM Board Meeting that decided on this matter emphasizes the need to comply with Article 115, Par. 1, of Law 6404/1976, especially because it refers to a transaction with a related party.

Accordingly, on March 26, 2015, in order to comply with the conditions established in the CVM’s decision, the Company held a shareholders’ meeting that approved the terms and conditions of the Exchange and Call Option agreements.

Consummation of the Exchange

On March 31, 2015, the Company announced in a Material Fact Notice, the consummation of the Exchange, under which PT delivered to the Oi Subsidiaries Oi free shares corresponding to 47,434,872 OIBR3 (common shares) and 94,869,744 OIBR4 (preferred shares) (“Exchanged Shares”); and in exchange Oi, through PTIF, delivered the Securities to PT, totaling €897 million, with no money involved.

With implementation of the Exchange, PT became the holder of the Securities and the sole responsible for negotiating with Rio Forte and the decisions related to the Securities, and the Company is responsible for the supporting documentation to PT to take the necessary actions to collect the receivables represented by the Securities.

Oi S.A. and Subsidiaries

Notes to the Consolidated Quarterly Information

for the periods ended March 31, 2015 and 2014

(Amounts in thousands of Brazilian reais, unless otherwise stated)

As a result of the consummation of the Exchange, PT’s direct interest in Oi decreased from 104,580,393 common shares and 172,025,273 preferred shares, representing 37.66% of the voting capital (ex-treasury) and 32.82% of the total capital of Oi (ex-treasury) to 57,145,521 common shares and 77,155,529 preferred shares, representing 24.81% of the voting capital (ex-treasury) and 19.17% of the total capital of Oi (ex-treasury). Oi shares received by PTIF as a result of the Exchange will remain in treasury.

Main terms of the Call Option for the Purchase of Shares (“Option Contract”)

The terms of the Call Option Agreement entered into on September 8, 2014 by PT, PTIF, PT Portugal, Oi, and TmarPart, and amended on March 31, 2015, the call option on Oi shares granted to PT became exercisable with the consummation of the Exchange, beginning March 31, 2015, at any time, during a six-year period.

Under the terms of the Call Option Agreement, the Call Option will involve 47,434,872 Oi common shares and 94,869,744 Oi preferred shares (“Shares Subject to the Option”) and can be exercised, in whole or in part, at any time, pursuant to the following terms and conditions:

(i)	Term: six (6) years, noting that PT SGPS’s right to exercise the Option on the Shares Subject to the Option will be reduced by the percentages below:

Date of Reduction	% of Shares Subject to the Option that cease to the subject to the Option each year
As from 03/31/2016	10%
As from 03/31/2016	18%
As from 03/31/2018	18%
As from 03/31/2019	18%
As from 03/31/2020	18%
As from 03/31/2021	18%

(ii)	Exercise Price: R$1.8529 per preferred share and R$2.0104 per common share of Oi, as adjusted by the interbank deposit rate (CDI), plus 1.5% per annum, calculated pro rata temporis, from the date of the Exchange to the date of the effective payment of each exercise price, in whole or in part, of the Option. The exercise price of the shares will be paid in cash, at the transfer date of the Shares Subject to the Option.

Oi is not required to maintain the Exchanged Shares in treasury. In the event that PTIF or any of Oi’s subsidiaries do not hold, in treasury, a sufficient number of Shares Subject to the Option to transfer to PT SGPS, the Option may be financially settled through payment by the Oi Subsidiaries of the amount corresponding to the difference between the market price of the Shares Subject to the Option and the respective exercise price corresponding to these shares.

While the Option is effective, PT may not purchase Oi shares, directly or indirectly, in any manner other than by exercising the Option. PT may not transfer or assign the Option, nor grant any rights under the Option, including security, without the consent of Oi. If PT issues, directly or indirectly, derivatives that are backed by or referenced to Oi shares, it shall immediately use the proceeds derived from such a derivative transaction, directly or indirectly, to acquire the Shares Subject to the Option.

Oi may terminate the Option if (i) the Bylaws of PT are amended voluntarily to remove or amend the provision that limits the voting right to 10% of all votes corresponding to the capital stock of PT; (ii) PT directly or indirectly engages in activities that compete with the activities of Oi or its subsidiaries in the countries in which they operate; (iii) PT violates certain obligations under the Option Contract.

Oi S.A. and Subsidiaries

Notes to the Consolidated Quarterly Information

for the periods ended March 31, 2015 and 2014

(Amounts in thousands of Brazilian reais, unless otherwise stated)

As at March 31, 2015, the Option Agreement was amended to provided for (i) the possibility of PT assigning or transferring the Call Option, regardless of previous consent by Oi, provided that such assignment or transfer covers at least  1⁄4 of the Shares Subject to the Option, and PT SGPS can freely use the use the proceeds of such transactions, (ii) the possibility of PT, subject to previous, written consent from Oi, creating or granting any rights arising on the Call Option or, pledging the guarantees supported by the Call Option, and (iii) the grant of a right of first refusal to Oi for the acquisition of the Call Option, should PT wish to sell, assign, transfer, contribute the capital of another entity, transmit, or otherwise sell or dispose of the Call Option.

This amendment was executed under a condition suspensive and shall only become effective after authorization from the CVM is obtained to amend the Option Agreement, if necessary, and only after an Oi’s shareholders’ meeting where holders of preferred shares are entitled to vote, approves the terms of said amendment.

As at March 31, 2015, the fair value of the Call Option is estimated at R$44 million calculated by the Company using the Black-Scholes model and theoretical share volatility assumptions, using the Revenue Approach valuation technique provided for by paragraphs B10 and B11 of CPC 46 Fair Value Measurement.

c.	Alternative Structure for the Transaction (“Alternative Structure”)

On March 26, 2015, the Company disclosed a Material Fact Notice regarding the existing obstacles to the Share Merger in the context of the Transaction, related to the registration of TmarPart with the SEC. Since at the date of the said Material Fact Notice TmarPart was unable to comply with all the requirements for the registration of its shares with the SEC and, consequently, to proceed with the Share Merger, the Company assessed transitional alternative structures for the Transaction, which would be adopted prior to the migration to the Novo Mercado (São Paulo Stock Exchange’s special listing segment) to achieve the main goals of the Transaction, including: (i) accelerate several rights to which Oi shareholders would be entitled when Oi migrates to Novo Mercado; (ii) adopt high corporate governance standards, including anticipating the election of TmarPart’s Board of Directors in Oi; (iii) diluting voting rights without a single defined controlling shareholder; (iv) terminating the currently effective shareholders’ agreements applicable to TmarPart and Oi; and (v) the merger of the subsidiaries to streamline Oi’s capital structure and allow it to seize financial synergies.

As at March 31, 2015, the Company disclosed a Material Fact Notice to announce the disclosure TmarPart’s Material Fact Notice regarding the unanimous approval by TmarPart’s shareholders of the Transaction’s alternative structure aimed at accelerating its main goals.

The alternative structure consists of a proposal for the voluntary exchange of Oi’s preferred shares for Oi common shares (i.e., at the discretion of the holder of preferred shares), at an exchange ratio of 0.9211 common share per one Oi preferred share, as previously disclosed for the Share Merger and used to price Oi shares in the public offering conducted on April 28, 2014.

Oi S.A. and Subsidiaries

Notes to the Consolidated Quarterly Information

for the periods ended March 31, 2015 and 2014

(Amounts in thousands of Brazilian reais, unless otherwise stated)

The voluntary exchange proposal of Oi preferred shares for Oi common shares is subject to a minimum acceptance percentage by 2/3 of the holders of preferred shares ex-treasury (“Exchange Condition”), and acceptance that must be expressed within 30 days after the Oi shareholders’ meeting that approves the start of the exchange period (“Voluntary Exchange of Preferred Shares”).

The TmarPart shareholders who hold Oi shares would assume the commitment to exchange their Oi preferred shares for Oi common shares at the approved 0.9211-for-one ratio. This commitment shall remain effective up to the first of October 31, 2015 and the end of the 30-day period for the exchange of Oi preferred shares for Oi common shares pursuant to the Voluntary Exchange of Preferred Shares structure, subject to the implementation of the Exchange Condition.

As steps prior to the start of the exchange period, the following steps will be taken, which are linked to each other and which must be simultaneously, jointly, and undividedly approved and implemented (“Prior Steps”):

•	Merger of the entities that hold direct or indirect stakes in Oi (“Corporate Streamlining”);

•	Approval of Oi’s new bylaws, reflecting the adoption of high corporate governance standards at Oi; and

•	Election of a new Oi Board of Directors, with term of office until the shareholders’ meeting that approves the financial statements for the year ending December 31, 2017.

As regards the new Oi bylaws, the draft bylaws have been approved to be submitted to Oi’s Board of Directors and Shareholders’ Meeting in order to accelerate the adoption by Oi of high corporate governance standards and dilute the voting rights, in line with the corporate governance commitments assumed with the market. The new Oi bylaws shall include, but not limited to:

•	A 100% tag along for common shares;

•	Nonvoting preferred shares, which would maintain their current rights;

•	Exchangeability of preferred shares, according to the timing and under the terms approved by the Board of Directors;

•	The voting rights of any single Oi shareholder would be limited to 15%;

•	At least 20% of directors would be independent, pursuant to the Novo Mercado Regulations;

•	Unified term of office of up to two years for all members of the Board of Directors, except for the first term of office, which can be three years;

•	Interdiction for the same person to hold both the chairman of the board and the chief executive officer or the main executive positions (except during a three-year period from the effectiveness of the new bylaws);

Oi S.A. and Subsidiaries

Notes to the Consolidated Quarterly Information

for the periods ended March 31, 2015 and 2014

(Amounts in thousands of Brazilian reais, unless otherwise stated)

•	Mandatory approval by the Board of Directors of any public offering of Oi securities;

•	Mandatory public tender offering of securities at their economic value, restricted to common shares, in case their listing in the Level 1 of Corporate Governance is canceled or terminated, except if the securities become listed in the Level 2 of Corporate Governance or in the Novo Mercado listing segment;

•	Mandatory dispute and controversy resolution through arbitration, at the Market Arbitration Chamber.

The limitation to voting rights will cease in the following cases:

•	Capital increase or corporate reorganization that results in a dilution of the current shareholder base of more than 50%;

•	As a result of a public offering for the purchase of all outstanding common shares of Oi in which the offeror acquires at least 20% of the outstanding common shares or such offeror or group of shareholders representing the same or related interest of the offeror by voting agreement becomes the holder, either individually or collectively, of an interest in excess of 50% of Oi’s voting capital; or

•	If, at any time, no Oi shareholder or group of shareholders representing the same or related interest by voting agreement, holds, individually or collectively, an interest in excess of 15% of Oi’s voting capital.

In addition, on March 31, 2015, TmarPart, Oi and PT executed an amendment to the Commitment Agreement, dated September 8, 2014, which requires the parties to use their best efforts and take all reasonable steps to cause the listing of Oi’s shares (or securities backed by Oi shares or its successor’s shares in the event of a corporate reorganization) on the regulated market Euronext Lisbon, in addition to the New York Stock Exchange and BM&FBovespa, where the Oi shares are already listed.

In addition to the relevant corporate approvals, the transactions and steps included in the Alternative Structure are subject to prior approval of the ANATEL. The Voluntary Exchange of Preferred Shares and the Prior Steps will also be submitted for approval to certain creditors and debentureholders, pursuant to their corresponding debt instruments, however, they are not subject to their approval.

The TmarPart shareholders set October 31, 2015 as the deadline for the implementation of the Prior Steps. It is estimated that the shareholders’ meetings which will decide on the Prior Steps, as well as the opening date for the holders of Oi preferred shares to express their intent to exchange their preferred shares for common shares, will be called around August 8, 2015, subject to the ANATEL’s prior consent to the implementation of the transactions and Alternative Structure steps.

Oi S.A. and Subsidiaries

Notes to the Consolidated Quarterly Information

for the periods ended March 31, 2015 and 2014

(Amounts in thousands of Brazilian reais, unless otherwise stated)

d.	Execution of an agreement with Banco BTG Pactual S.A. regarding a proposal for the acquisition of a stake in TIM

On August 26, 2014, Oi entered into an agreement with Banco BTG Pactual S.A. (“BTG Pactual”) under which the latter will act as commissioner to develop alternatives aimed at render viable a proposal for the acquisition of the stake indirectly held by Telecom Italia SpA in TIM Participações S.A.

As already reported to the market, BTG Pactual held discussions with third parties regarding a possible transaction and the role of BTG Pactual includes contracting other market players that could be interested in the transaction, as Company agent for the transaction.

No definite decision or agreement as yet been reached with regard to the transaction’s structure and no instruments or proposals aimed at conducting a transaction.

e.	CEO

On January 21, 2015, the Company’s Board of Directors elected Mr. Bayard De Paoli Gontijo as the Company’s chief executive officer, thus confirming the appointment of Mr. Bayard Gontijo to the position for which he had been indicated at Oi ‘s executive committee’s meeting held on October 7, 2014, pursuant to Article 30A of the Company’s Bylaws.

As a result of these decisions, beginning October 7, 2014, Mr. Bayard Gontijo is both the CEO and the Chief Finance and Investor Relations Officer, a position he already held prior to this date.

On April 20, 2015, the Company’s Board of Directors approved the election of Mr. Flavio Nicolay Guimarães for the position of Chief Finance and Investor Relations Officer, responsible for the Corporate Finance Department, and Mr. Marco Norci Schroeder as Officer at large, responsible for the Administrative and Financial Department, and Mr. Bayard De Paoli Gontijo became solely the Chief Executive Officer.

Oi S.A. and Subsidiaries

Appendix - Statement of Value Added

For the Periods Ended March 31, 2015 and 2014

(Amounts in thousands of Brazilian reais, unless otherwise stated)

	03/31/2015	03/31/2014
Revenue
Sales of goods and services	11,159,426	11,160,096
Voluntary discounts and returns	(2,008,182)	(1,979,295)
Allowance for doubtful accounts	(169,276)	(203,226)
Other income	177,977	1,414,539

	9,159,945	10,392,114

Inputs purchased from third parties
Interconnection costs	(505,803)	(755,970)
Supplies and power	(311,204)	(240,461)
Cost of sales	(171,044)	(116,305)
Third-party services	(2,117,094)	(2,188,993)
Other	(216,181)	(229,888)

	(3,321,326)	(3,531,617)

Gross value added	5,838,619	6,860,497
Retentions
Depreciation and amortization	(1,218,388)	(1,144,450)
Provisions (includes inflation adjustment)	(275,720)	(244,938)
Loss for the year of discontinued operations	(32,445)
Other expenses	(72,280)	(71,029)

	(1,598,833)	(1,460,417)

Wealth created by the Company	4,239,786	5,400,080
Value added received as transfer
Share of profits of subsidiaries	432	(2,611)
Financial income	306,921	279,015
	307,353	276,404

Wealth for distribution	4,547,139	5,676,484

Wealth distributed
Personnel
Salaries and wages	(394,411)	(443,095)
Benefits	(110,651)	(99,963)
Severance Pay Fund (FGTS)	(31,295)	(31,057)
Other	(14,684)	(19,086)
	(551,041)	(593,201)
Taxes and fees
Federal	(340,564)	(817,109)
State	(1,645,549)	(1,861,998)
Municipal	(38,557)	(33,137)

	(2,024,670)	(2,712,244)

Oi S.A. and Subsidiaries

Appendix - Statement of Value Added

For the Periods Ended March 31, 2015 and 2014

(Amounts in thousands of Brazilian reais, unless otherwise stated)

(continued)

	03/31/2015	03/31/2014
Lenders and lessors
Interest and other financial charges	(1,531,534)	(1,366,669)
Rents, leases and insurance	(886,435)	(776,857)

	(2,417,969)	(2,143,526)

Shareholders
Non-controlling interests	45,224
Retained earnings (accumulated losses)	401,317	(227,513)

	446,541	(227,513)

Wealth distributed	(4,547,139)	(5,676,484)